As filed with the Securities and Exchange Commission on August 3, 2021
Registration No. 333-257764

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARDIOL THERAPEUTICS INC.
(Exact name of Registrant as specified in its charter)
Not applicable
(Translation of Registrant’s name into English (if applicable))
Ontario, Canada (Province or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number (if applicable))	Not applicable (I.R.S. Employer Identification Number (if applicable))
602-2265 Upper Middle Road East
Oakville, Ontario L6H 0G5
Telephone: (289) 910-0850
(Address and telephone number of Registrant’s principal executive offices)
C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, D.C., 20005
Telephone: (202) 572-3111
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:
Philippe Tardif Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide St. W Toronto, Ontario M5H 4E3 Canada (416) 367-6060	David Elsley Cardiol Therapeutics Inc. 602-2265 Upper Middle Road East Oakville, Ontario L6H 0G5 Canada Telephone: (289) 910-0850	Thomas M. Rose Shona Smith Troutman Pepper Hamilton Sanders LLP 401 9th Street, N.W., Suite 1000 Washington, DC 20004 United States Telephone: (757) 687-7715

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)
A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the U.S. Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in all of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request, without charge, from the Corporate Secretary of Cardiol Therapeutics Inc. at 602-2265 Upper Middle Road East, Oakville, Ontario L6H 0G5, tel.: (289) 910-0850, and are also available electronically at www.sedar.com.
SHORT FORM BASE SHELF PROSPECTUS
New IssueAugust 3, 2021
CARDIOL THERAPEUTICS INC.
$100,000,000
Common Shares
Debt Securities
Warrants
Subscription Receipts
Units
Cardiol Therapeutics Inc. (the “Corporation” or “Cardiol” or “we”) may offer and sell, from time to time (the “Offerings”), Class A common shares of the Corporation (“Common Shares”), debt securities (“Debt Securities”), warrants to purchase securities (“Warrants”) or subscription receipts (“Subscription Receipts”) or any combination of such securities (“Units”) (all of the foregoing collectively, the “Securities”) up to an aggregate initial offering price of $100,000,000 in aggregate (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the “Prospectus”), remains effective. Securities offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (collectively or individually, as the case may be, “Prospectus Supplements”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets, or securities by us or one of our subsidiaries. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of among other things, Securities, cash, and assumption of liabilities.
The Corporation was incorporated under the laws of the Province of Ontario, Canada. The Corporation is permitted, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (the “MJDS”), to prepare this Prospectus and any Prospectus Supplement in accordance with Canadian disclosure requirements, which are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (the “IASB”), and may not be comparable to financial statements of United States companies. The Corporation’s financial statements are subject to audit in accordance with Canadian generally accepted auditing standards and our auditor is subject to both Canadian auditor independence standards and the auditor independence standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (the “SEC”).

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Ontario, Canada, that most of our officers and directors are residents of Canada, that many of the experts named in this Prospectus may be residents of Canada, and that most or all of our assets and the assets of said persons are located outside of the United States. See “Enforcement of Judgments Against Foreign Persons or Companies.”
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR ANY CANADIAN SECURITIES REGULATOR APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered and sold may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to Cardiol. See “Plan of Distribution”.
The specific terms of the Securities with respect to a particular Offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Common Shares, the number of Common Shares offered, the currency (which may be United States dollars, Canadian dollars or any other currency), the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares being offered, (ii) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, where the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities and any other terms specific to the Debt Securities being offered, (iii) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered, (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, Debt Securities or Warrants, as the case may be, the currency in which the Subscription Receipts are issued and any other terms specific to the Subscription Receipts being offered, and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, Subscription Receipts or Debt Securities comprising the Units and the currency in which the Units are issued. Where required by statute, regulation, or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.
All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.
This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell the Securities in such jurisdictions. We may offer and sell Securities to, or through, underwriters or dealers purchasing as principals, directly to one or more other purchasers, or through agents pursuant to applicable statutory exemptions.
A Prospectus Supplement relating to each issue of Securities will set forth the names of any underwriters, dealers or agents involved in the Offering and sale of the Securities and will set forth the terms of the Offering, the method of distribution of the Securities, including, to the extent applicable, the proceeds to us and any fees, discounts, concessions, or other compensation payable to the underwriters, dealers or agents, and any other material terms of the plan of distribution.
The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through applicable statutory exemptions, or through agents designated by the Corporation from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions, or any other compensation payable to underwriters, dealers or agents and any other material terms. The Prospectus Supplement may qualify an “at-the-market distribution” (as such term is defined in National Instrument 44-102 — Shelf Distributions). See “Plan of Distribution”.
In connection with any offering of Securities, other than an “at-the-market distribution”, subject to applicable laws, unless otherwise specified in a Prospectus Supplement, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allocation position acquires those securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.
Our outstanding Common Shares and warrants issued on May 12, 2021 (the “May 2021 Warrants”) are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbols “CRDL” and “CRDL.WT.A”, respectively. On July 30, 2021, the last trading day of the Common Shares and May 2021 Warrants prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $2.83, and the closing price of the May 2021 Warrants on the TSX was $0.83. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, the Warrants, the Subscription Receipts, and the Units will not be listed on any securities exchange. There is no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell these Securities purchased under this Prospectus. This may affect the pricing of these Securities in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities, and the extent of issuer regulation. See “Risk Factors”.
Investors should be aware that the acquisition, holding or disposition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States and Canada may not be described fully herein. You should read the tax discussion contained in this Prospectus and the applicable Prospectus Supplement with respect to a particular Offering of the Securities and consult your own tax advisor with respect to your own particular circumstances.
Investing in the Securities involves significant risks. Prospective investors should carefully consider the risk factors described under the heading “Risk Factors” in this Prospectus, in the applicable Prospectus Supplement with respect to a particular Offering and in the documents incorporated by reference herein and therein.
No underwriter, dealer or agent has been involved in the preparation of this Prospectus or performed any review of the content of this Prospectus.
This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests, including, for example, an equity or debt security, or a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items). For greater certainty, this Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate), EURIBOR (the Euro Interbank Offered Rate) or a United States federal funds rate.
The registered and head office of the Corporation is located at Suite 602 — 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5.
Dr. Guillermo Torre-Amione and Colin Stott, directors of the Corporation, reside outside of Canada. Although Dr. Torre-Amione and Mr. Stott will appoint Cardiol Therapeutics Inc., Suite 602 — 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5 as their agent for service of process in Canada, investors are advised that it may not be possible for investors to enforce judgments obtained in Canadian courts predicated upon civil liability provisions of applicable securities law in Canada.

You should rely only on the information contained in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in the Securities. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any jurisdiction where such offer is not permitted. You should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference herein or therein is accurate only as of the date of that document unless specified otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this Prospectus and any Prospectus Supplement, unless the context otherwise requires, the terms “we”, “our”, “us” and the “Corporation” refer to Cardiol Therapeutics Inc. References to dollars or “$” are to Canadian currency unless otherwise indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This Prospectus and other publicly available documents, including the documents that are incorporated by reference in this Prospectus and in such publicly available documents, includes certain “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “Forward-Looking Information”).
Forward-looking information can be identified by words such as: “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “will”, “should”, “could”, “may”, “project”, “budget”, “strategy” and similar expressions or references to future periods. All information other than historical facts, included in this Prospectus that address activities, events or developments that the Corporation expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of the Corporation’s business, operations, plans and other such matters is forward-looking information.
The Corporation has based the forward-looking information on its current expectations and projections about future events and financial trends that it believes might affect its financial condition, results of operations, business strategy, and financial needs. This forward-looking information includes, among other things, statements relating to:
•
our anticipated cash needs, and the need for additional financing;

•
our marketing and sale of a pharmaceutically manufactured pure cannabidiol oil as a Cannabis Act, SC 2018, c 16 (“Cannabis Act”) product line;

•
the ability for our subcutaneous product candidates to deliver cannabinoids and other anti-inflammatory drugs to inflamed tissue in the heart;

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our development of proprietary cannabidiol formulations for near-term commercialization;

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our ability to develop new formulations;

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the successful development and commercialization of our current product candidates and the addition of future products;

•
our expectation of a significant increase in the market and interest for pure pharmaceutical cannabidiol products that are tetrahydrocannabinol (“THC”) free (<10 ppm);

•
the expected growth in the size of the market for cannabidiol in Canada, the United States, and internationally;

•
our intention to build a pharmaceutical brand and cannabidiol products focused on addressing heart failure;

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the expected medical benefits, viability, safety, efficacy, and dosing of cannabidiol;

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patents, including, but not limited to, our ability to have patents issued covering our drugs, drug candidates and processes, as well as successfully defending oppositions and legal challenges;

•
our expectation of a near term revenue opportunity from the sale of pure cannabidiol products;

•
our competitive position and the regulatory environment in which we operate;

•
our financial position; our business strategy; our growth strategies; our operations; our financial results; our dividend policy; our plans and objectives; and

•
expectations of future results, performance, achievements, prospects, opportunities, or the market in which we operate.

In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Forward-looking information is based on certain assumptions and analyses made by the Corporation in light of the experience and perception of historical trends, current conditions, and expected future developments and other factors it believes are appropriate and are subject to risks and uncertainties. Although we believe that the assumptions underlying these statements are reasonable, they may prove to be incorrect, and we cannot assure that actual results will be consistent with this forward-looking information. Given these risks, uncertainties, and assumptions, prospective purchasers of Securities should not place undue reliance on this forward-looking information. Whether actual results, performance, or achievements will conform to the Corporation’s expectations and predictions is subject to a number of known and unknown risks, uncertainties, assumptions, and other factors, including those listed under “Risk Factors”, which include:
•
the inherent uncertainty of product development;

•
our requirement for additional financing;

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our negative cash flow from operations;

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our history of losses;

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dependence on success of the sale of our pharmaceutically manufactured pure cannabidiol oil as a Cannabis Act product line and our early stage product candidates which may not generate revenue;

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reliance on management, loss of members of management or other key personnel, or an inability to attract new management team members;

•
our ability to successfully design, commence, and complete clinical trials, including the high cost, uncertainty, and delay of clinical trials and additional costs associated with any failed clinical trials;

•
potential negative results from clinical trials and their adverse impacts on our future commercialization efforts;

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our ability to establish and maintain commercialization organizations in the United States, Mexico, and elsewhere;

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our ability to receive and maintain regulatory exclusivities, including Orphan Drug Designations, for our drugs and drug candidates;

•
delays in achievement of projected development goals;

•
management of additional regulatory burdens;

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volatility in the market price for the Securities;

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failure to protect and maintain and the consequential loss of intellectual property rights;

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third-party claims relating to misappropriation by our employees of their intellectual property;

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reliance on third parties to conduct and monitor our pre-clinical studies and clinical trials;

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our product candidates being subject to controlled substance laws which may vary from jurisdiction to jurisdiction;

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changes in laws, regulations, and guidelines relating to our business, including tax and accounting requirements;

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our reliance on current early-stage research regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids;

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claims for personal injury or death arising from the use of products and product candidates produced by us;

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uncertainty relating to market acceptance of our product candidates;

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our lack of experience in commercializing any products;

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the level of pricing and reimbursement for our products and product candidates, if approved;

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our dependence on Dalton Chemical Laboratories, Inc. operating as Dalton Pharma Services (“Dalton”) and other contract manufacturers;

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unsuccessful collaborations with third parties;

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business disruptions affecting third party suppliers and manufacturers;

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lack of control in future prices of our product candidates;

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our lack of experience in selling, marketing, or distributing our products;

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competition in our industry;

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our inability to develop new technologies and products and the obsolescence of existing technologies and products;

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unfavorable publicity or consumer perception towards cannabidiol;

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product liability claims and product recalls;

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expansion of our business to other jurisdictions;

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fraudulent activities of employees, contractors, and consultants;

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our reliance on key inputs and their related costs;

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difficulty associated with forecasting demand for products;

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operating risk and insurance coverage;

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our inability to manage growth;

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conflicts of interest among our officers and directors;

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managing damage to our reputation and third-party reputational risks;

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relationships with customers and third-party payors and consequential exposure to applicable anti kickback, fraud, and abuse and other healthcare laws;

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exposure to information systems security threats;

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no dividends for the foreseeable future;

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future sales of Common Shares and May 2021 Warrants by existing shareholders causing the market price for the Common Shares and May 2021 Warrants to fall;

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the issuance of Common Shares in the future causing dilution; and

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the impact of the recent novel coronavirus (“COVID-19”) pandemic on our operations, including clinical trials.

If any of these risks or uncertainties materialize, or if assumptions underlying the forward-looking information prove incorrect, actual results might vary materially from those anticipated in the forward-looking information.
Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated. The Corporation does not undertake to update forward-looking information if circumstances or management estimates, assumptions or opinions should change, except as required by applicable law. The reader is cautioned not to unduly rely on forward-looking information.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this Prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunities and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys, and forecasts) and management studies and estimates.
Unless otherwise indicated, our estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and include assumptions made by us which we believe to be reasonable based on our knowledge of our industry and markets. Although Cardiol believes these sources to be generally reliable, market and industry data is subject to interpretation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Our internal research and assumptions have not been verified by any independent source, and we have not independently verified any third-party information. While we believe the market position, market opportunity, and market share information included in this Prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry and markets in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Forward Looking Information” and “Risk Factors”.
TRADEMARKS AND TRADE NAMES
This Prospectus includes trademarks and trade names, such as “Cardiol”, “CardiolRx”, and “Cortalex”, which are protected under applicable intellectual property laws and are the property of the Corporation. All other trademarks used in this Prospectus are the property of their respective owners.
ENFORCEMENT OF CANADIAN JUDGMENTS AGAINST FOREIGN PERSONS
Two of our directors reside outside of Canada and at the time of filing the final short form base shelf prospectus they will each appoint the following agent for service of process:
Name of Person	Name and Address of Agent
Dr. Guillermo Torre Amione	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Colin Stott	Cardiol Therapeutics Inc., Suite 602 – 2265 Upper Middle Road East, Oakville, Ontario L6H 0G5
Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued, or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.
ENFORCEMENT OF CIVIL LIABILITIES
The Corporation is governed by the laws of Ontario and its principal place of business is outside the United States. The majority of the directors and officers of the Corporation and the experts named under “Interest of Experts” herein are resident outside of the United States and a substantial portion of the Corporation’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.
The Corporation filed with the SEC, concurrently with the U.S. Registration Statement (as defined below), an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed C T Corporation System, with an address at 1015 15th Street N.W., Suite 1000, Washington, D.C., 20005, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Securities under the U.S. Registration Statement (as defined below).
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
All references to “$” or “dollars” in this Prospectus are to Canadian dollars, unless otherwise indicated. The following table sets out the high and low rates of exchange for one United States dollar expressed in Canadian dollars during each of the following periods, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods, each based on the rate of exchange published by the Bank of Canada for conversion of United States dollars into Canadian dollars.
	Six Months Ended		Year Ended
	June 30, 2020	June 30, 2021	December 31, 2019	December 31, 2020
Highest rate during the period	1.4496	1.2828	1.3600	1.4496
Lowest rate during the period	1.2970	1.2040	1.2988	1.2718
Average rate for the period	1.3651	1.2470	1.3269	1.3415
Rate at the end of the period	1.3628	1.2394	1.2988	1.2732
On July 30, 2021, the last banking day prior to the date of this Prospectus, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 equals $1.2462. No representation is made that United States dollars could be converted into Canadian dollars at that rate or any other rate.
FINANCIAL INFORMATION
Financial statements included or incorporated by reference herein have been prepared in accordance with IFRS as issued by the IASB and may not be comparable to financial statements of United States companies. Our financial statements are subject to audit in accordance with Canadian generally accepted auditing standards and/or the standards of the PCAOB and our auditor is subject to both Canadian auditor independence standards and the auditor independence standards of the PCAOB and the SEC.
WHERE TO FIND ADDITIONAL INFORMATION
This Prospectus is part of a registration statement on Form F-10 (the “U.S. Registration Statement”) that the Corporation has filed with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) relating to the Securities. Under the U.S. Registration Statement, the Corporation may, from time to time, sell Securities described in this Prospectus in one or more offerings up to an aggregate offering amount of $100,000,000. This Prospectus, which forms a part of the U.S. Registration Statement, provides you with a general description of the Securities that the Corporation may offer and does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement, as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the U.S. Registration Statement.” Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Corporation sells Securities under U.S. Registration Statement, the Corporation will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described under the heading “Documents Incorporated by Reference.” This Prospectus does not contain all of the information set forth in the U.S. Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, or the schedules or exhibits that are part of the U.S. Registration Statement. Investors in the United States should refer to the U.S. Registration Statement and the exhibits thereto for further information with respect to the Corporation and the Securities.
Once the Common Shares are registered under Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) the Corporation will be subject to the informational requirements of the U.S. Exchange Act, in addition to the continuous disclosure requirements under applicable Canadian securities laws. In accordance with such requirements, we will file reports and other information with the SEC and with securities regulatory authorities in Canada. Under the MJDS, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act.
Reports and other information filed by us with, or furnished to, the SEC may be accessed on the SEC’s website at www.sec.gov. You may read and download any public document that we have filed with securities commission or similar regulatory authorities in Canada, on SEDAR at www.sedar.com.
Although the Corporation filed a base shelf prospectus dated April 30, 2021 in certain provinces of Canada qualifying the distribution of securities having an aggregate offering price of up to $50 million, no further securities will be qualified under the April 30, 2021 prospectus and it has been withdrawn.
DOCUMENTS INCORPORATED BY REFERENCE
Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada (collectively, the “Commissions”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at 2265 Upper Middle Road East, Suite 602, Oakville, Ontario L6H 0G5, tel.: (289) 910-0850. These documents are also available through the internet on SEDAR, which can be accessed online at www.sedar.com.
The following documents of the Corporation, filed by the Corporation with the Commissions, are specifically incorporated by reference into, and form an integral part of, this Prospectus:
(a)
the annual information form dated March 31, 2021 (the “AIF”) for the year ended December 31, 2020;

(b)
the audited financial statements for the years ended December 31, 2020 and December 31, 2019, respectively, together with its related notes and auditors’ report dated March 31, 2021;

(c)
the management’s discussion and analysis for the year ended December 31, 2020 (the “Annual MD&A”);

(d)
the interim financial statements for the three months ended March 31, 2021, together with its related notes;

(e)
the management’s discussion and analysis for the quarter ended March 31, 2021(the “Interim MD&A”);

(f)
the management information circular dated May 20, 2021 for the annual meeting of shareholders of the Corporation held on June 29, 2021; and

(g)
The material change report dated May 14, 2021 in respect of the Corporation’s “bought deal” public offering of Units, upsize of the Offering and closing of the Offering on May 12, 2021.

Any document of the types referred to in the preceding paragraph (excluding press releases and confidential material change reports) or of any other type required to be incorporated by reference into a short form prospectus pursuant to National Instrument 44-101 — Short Form Prospectus Distributions that are filed by the Corporation with the Commissions after the date of this Prospectus and prior to the termination of an Offering under any Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus.
Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including those types of documents referred to above and press releases issued by the Corporation specifically referencing incorporation by reference into this Prospectus, if filed by the Corporation with the Commissions after the date of this Prospectus and before the expiry of this Prospectus, are deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Corporation to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the U.S. Registration Statement of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). The Corporation may also incorporate other information filed with or furnished to the SEC under the U.S. Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.
Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.
A Prospectus Supplement containing the specific terms of an Offering will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the Offering covered by that Prospectus Supplement.
Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of our financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.
Reference to the Corporation’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Corporation disclaims any such incorporation by reference.
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT
The following documents have been, or will be, filed with the SEC as part of the U.S. Registration Statement of which this Prospectus is a part insofar as required by the SEC’s Form F-10:
(i)
the documents listed under “Documents Incorporated by Reference” in this Prospectus;

(ii)
the consent of BDO LLP, the Corporation’s independent auditor;

(iii)
the consent of Borden Ladner Gervais LLP, the Corporation’s Canadian counsel;

(iv)
the consent of Troutman Pepper Hamilton Sanders LLP, the Corporation’s United States counsel;

(v)
the powers of attorney from certain of the Corporation’s directors and officers; and

(vi)
the form of debt indenture.

A copy of the form of any applicable warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.
SUMMARY DESCRIPTION OF THE BUSINESS
Overview of the Corporation
The Corporation is a clinical-stage biotechnology company focused on the research and clinical development of anti-inflammatory therapies for the treatment of cardiovascular disease (“CVD”). In September 2020, the

Corporation received approval from the U.S. Food and Drug Administration (the “FDA”) for its Investigational New Drug (“IND”) application to commence a Phase II/III, double-blind, placebo-controlled clinical trial investigating the efficacy and safety of its lead product, CardiolRx, in hospitalized COVID-19 patients with a prior history of, or risk factors for, CVD. CardiolRx is an ultra-pure, high concentration cannabidiol oral formulation that is pharmaceutically produced, manufactured under cGMP, and is THC free (<10 ppm).
COVID-19, a disease caused by the severe acute respiratory syndrome coronavirus 2 (“SARS-CoV-2”), is primarily a respiratory disease. However, an increasing number of reports indicate that COVID-19 patients are at higher risk of developing cardiovascular complications. Furthermore, patients with underlying CVD are more likely to develop severe cases of COVID-19 and have a worse prognosis. A recent study published in the Journal of the American Medical Association Cardiology showed that 35% of hospitalized COVID-19 patients had underlying CVD1. In this study, patients with underlying CVD and myocardial injury had a significantly higher rate of mortality than patients without these complications.
The rationale for using cannabidiol to treat patients with COVID-19 who have a prior history of, or risk factors for, CVD, is based on extensive pre-clinical investigations by Cardiol and others in models of cardiovascular inflammation which have demonstrated that cannabidiol has impressive anti-inflammatory and anti-fibrotic activity, as well as anti-ischemic, and anti-arrhythmic action, and that it improves myocardial function in models of heart failure. In pre-clinical models of cardiac injury, cannabidiol was shown to be cardio-protective by reducing cardiac hypertrophy, fibrosis, and the production of certain re-modelling markers, such as cardiac B-type Natriuretic Peptide, which is typically elevated in patients with heart failure. These data were accepted for presentation at the American College of Cardiology’s 69th Annual Scientific Session held virtually on March 28 – 30, 2020.
Cardiol is also planning to file an IND for a Phase II international trial of CardiolRx in acute myocarditis, a condition caused by inflammation in heart tissue, which remains the most common cause of sudden cardiac death in people less than 35 years of age and is developing a subcutaneous formulation of CardiolRx for the treatment of inflammation in the heart that is associated with the development and progression of heart failure. Heart failure is the leading cause of death and hospitalization in North America, with associated annual healthcare costs in the U.S. alone exceeding $30 billion2.
In parallel with Cardiol’s research and clinical development programs in inflammatory heart disease, Cardiol is also exploring business development initiatives to support a commercial opportunity in the Canadian medical cannabinoid market through an exclusive supply agreement with Medical Cannabis by Shoppers™. Cardiol’s Cortalex brand is the first THC free (<10 ppm) extra-strength cannabidiol formulation developed for patients who wish to avoid THC or for whom THC exposure is not recommended. Cortalex is manufactured in a Health Canada approved, FDA registered, cGMP facility that meets the quality standards set by the pharmaceutical industry. These quality standards ensures that Cortalex meets the highest requirements for product purity, consistency, and reproducibility.
Further information regarding the Corporation and its business is set out in the AIF and the materials incorporated by reference herein. See “Documents Incorporated by Reference”.
RECENT DEVELOPMENTS
Management Update on COVID-19
The Corporation has ensured that all of its employees work under conditions that comply with federal and provincial public health recommendations. In addition, the Corporation’s clinical and regulatory activities have not, for the time being, significantly slowed down despite the COVID-19 crisis. These activities are now performed by Cardiol’s employees from their home offices. However, the extent of any delays in the clinical activities will be a result of the ultimate effect that this crisis has on factors such as availability of physicians, clinics, and enrolment.

1
Shaobo Shi et al., ‘Association of Cardiac Injury With Mortality in Hospitalized Patients With COVID-19 in Wuhan, China’, JAMA Cardiology, 25 March 2020

2
Cook, C., Cole, G., Asaria, P., Jabbour, R. & Francis, D.P. The annual global economic burden of heart failure. International Journal of Cardiology 171, 368-376 (2014).

The Corporation’s commercial launch of its pharmaceutical cannabidiol (Cortalex) was not impacted by the COVID-19 crisis. The crisis has also not materially impacted the Corporation’s third-party suppliers and manufacturers. For the potential impact this may have on clinical trials, see Phase II/III trial in high-risk patients hospitalized with COVID-19 below.
The current COVID-19 pandemic continues to be a rapidly evolving crisis and it is difficult for the Corporation to accurately assess the impact of the current COVID-19 pandemic on the Corporation’s business. Cardiol will continue to actively monitor the situation to assess the impact of the current COVID-19 pandemic on the Corporation’s business and take appropriate measures to diminish such impacts.
Phase II/III trial in high-risk patients hospitalized with COVID-19
On December 15, 2020, Cardiol announced the appointment of contract research organization (the “CRO”) Worldwide Clinical Trials (“Worldwide”), as the Corporation initiates its Phase II/III trial in high-risk patients hospitalized with COVID-19 at clinical centres throughout the United States. The double-blind, placebo-controlled clinical trial is designed to investigate the efficacy and safety of CardiolRx in 422 hospitalized COVID19 patients with a prior history of, or risk factors for, CVD. This patient population is at significant risk of developing cardiovascular complications, which are frequently fatal, during their illness. Worldwide has been the CRO for several international COVID-19 clinical programs and has extensive experience in conducting clinical research focused on cardiovascular disease. With a global footprint, Worldwide provides drug development expertise from early phase to late-stage clinical development, post-approval, and real-world evidence studies; delivering high quality clinical programs designed to support regulatory approvals in multiple jurisdictions. Employing more than 1,900 professionals, Worldwide provides drug development support services in over 60 countries with offices in North and South America, Europe, and Asia.
On January 21, 2021, the Corporation announced the formation of the Data Safety Monitoring Committee (the “DSMC”) and the Clinical Endpoint Committee (the “CEC”). The DSMC comprises independent experts who will assess the patient safety data, and, if needed, critical efficacy endpoints of the trial. In order to do so, the DSMC may review unblinded study information (on a patient level or treatment group level) during the conduct of the trial. After each data review, the DSMC will advise the study Steering Committee with recommendations for protocol modifications, if concerns over safety have developed, or that the study should continue according to the protocol if no concerns are identified. The DSMC will also perform an interim analysis after 200 patients have completed the study, to be certain that the investigational drug is not exposing trial patients to undue risk. Study management will also perform a blinded analysis at this time to determine if the expected number of endpoints have occurred or if the sample size for the study needs to be adjusted so that enough patients will be enrolled to achieve statistical significance.
The DSMC currently consists of three members:
•
Chair: Dr. Jean Lucien Rouleau — Professor and Former Dean, University of Montreal and Cardiologist, Montreal Heart Institute. Dr. Rouleau has an international reputation in cardiovascular research, particularly in basic mechanisms and improving the clinical care of patients with heart failure. His publication list includes more than 475 articles and seven book chapters;

•
Statistician: Dr. George Wells — Professor, School of Epidemiology, Public Health and Preventive Medicine, University of Ottawa and Director, Cardiovascular Research Methods Centre, University of Ottawa Heart Institute. Dr. Wells has worked extensively with governments and non-government research organizations, as well as private pharmaceutical and biotechnology companies. He has been an Investigator in over 240 research projects with research funding exceeding $120 million. Dr. Wells is the author or co-author of over 400 published articles; and

•
Dr. John Teerlink — Professor of Medicine, University of California, San Francisco and Director of Heart Failure and the Echocardiographic Laboratory at the San Francisco Veterans Affairs Center. Dr. Teerlink is actively involved in many acute and chronic heart failure clinical trials, serving on endpoint, data safety monitoring and steering committees for numerous international cardiovascular studies. He currently serves on the Acute Heart Failure Committee of the European Society of Cardiology Heart Failure Association and has served on the National Committee on Heart Failure and Transplantation of the American Heart Association. Dr. Teerlink was profiled in The Lancet as an internationally recognized leader in heart failure.

The CEC comprises clinical experts in cardiology and Intensive Care and has been established to ensure accurate and consistent assessment of the trial endpoints and/or serious adverse events. In order to ensure an unbiased endpoint assessment, members of the CEC are blinded to treatment assignment. The goal of the CEC is to standardize endpoints and optimize data quality.
The CEC currently consists of three members:
•
Chair: Dr. Brent Mitchell — Professor of Cardiac Sciences and Former Director of the Libin Cardiovascular Institute, University of Calgary. Dr. Mitchell completed a Fellowship in Clinical Cardiology at Dalhousie University in Halifax, and a Fellowship in clinical electrophysiology at Stanford University Medical Centre, California. Dr. Mitchell’s clinical practice and research interests are in the area of cardiac electrophysiology, particularly in the diagnosis and management of tachyarrhythmias. Dr. Mitchell has published several sentinel papers in the diagnosis and management of serious cardiac arrhythmias;

•
Dr. Maria Rosa Costanzo — Professor, Rush Medical College and Cardiologist, Advocate Health, Naperville, IL. Dr. Costanzo is Board Certified in Advanced Heart Failure and Cardiac Transplantation. Dr. Costanzo is currently the Medical Director of the Midwest Heart Specialists — Advocate Medical Group Heart Failure and Pulmonary Arterial Hypertension Programs, and Medical Director of the Edward Hospital Center for Advanced Heart Failure. Dr. Costanzo has published nearly 200 peer-reviewed manuscripts and is the author of numerous review papers, monographs, and book chapters; and

•
Dr. Courtney Bennett — Cardiologist and Intensive Care Physician, Director of Quality Improvement in the Cardiac Intensive Care Unit, Mayo Clinic, Rochester, MN. Dr. Bennett is a board-certified cardiologist and is board-eligible in critical care medicine. Her clinical interests include cardiac critical care and contrast echocardiography. Dr. Bennett is Mayo Quality Academy gold-certified and serves as the Director of Quality Improvement in the Cardiac Intensive Care Unit.

On April 28, 2021, Cardiol announced first patient enrolled in the Phase II/III study. The study is expected to be completed during the second half of 2021. Cardiol has budgeted costs of approximately USD $6.4 million for study execution and $1.4 million for potential post study analysis. During the first quarter of 2021, Cardiol spent approximately $1,060,000 associated with start-up activities for the Phase II/III study.
Subject to study outcomes, management’s discussions with the FDA indicated that the design and scope of the Phase II/III trial may be used as a registration study in support of a New Drug Application in 2022. Cardiol may involve a commercial partner from the pharmaceutical industry, with research, development and commercialization costs potentially being shared with its commercial partner.
Phase I study
On April 12, 2021, the Corporation announced results from a Phase I single and multiple ascending dose clinical trial of CardiolRx, a pharmaceutically produced oral cannabidiol formulation being developed for the treatment of acute and chronic inflammation associated with heart disease.
The Phase I trial was a randomized, placebo-controlled, double-blind study designed to evaluate the safety, tolerability, and pharmacokinetic (PK) profile of CardiolRx at various dose levels. The study randomized 52 subjects (age range 25 to 60 years) to one of two groups. In Group A, there were three sub-groups, each involving 12 subjects (nine active and three placebo), with each subject receiving a single dose of 5 mg/kg or 15 mg/kg of CardiolRx, in either the fed or fasted state. In Group B, there were two sub-groups, each involving eight subjects (six active and two placebo) with each subject receiving 5 mg/kg or 15 mg/kg twice daily for six days. Serial blood samples were taken to measure the level of cannabidiol and its two main metabolites.
The results demonstrated that CardiolRx was safe and generally well tolerated at all dose levels, with no serious adverse events reported in the study. Fifty-one of the 52 enrolled subjects completed all requirements of the protocol. Each subject had repeated standard measures of safety including physical examination (with vital signs), electrocardiogram (ECG) to monitor cardiac time intervals (particularly, the QTc interval, which is an important measure of the risk for abnormal heart rhythms), as well as a number of biochemical and coagulation laboratory tests. Despite the relatively high doses of CardiolRx administered during the study, there were no ECG or abnormal laboratory findings after six days of dosing; specifically, no elevation of liver enzymes or QTc changes were detected. The recorded adverse events were all mild or moderate in severity and were primarily related to the gastro-intestinal tract. The costs of the Phase I study incurred in the first quarter of 2021 were negligible.
The Corporation will incorporate the results as an integral part of the planned IND application with the FDA for an international Phase II clinical trial in acute myocarditis.
Phase II study — Acute myocarditis
Cardiol is planning a Phase II clinical program in acute myocarditis utilizing its pharmaceutically produced, pure cannabidiol formulation. Cardiol’s acute myocarditis program has been designed by an independent Steering Committee comprised of thought leaders in cardiology from North America and Europe. The IND filing for the Phase II trial occurred in Q3, 2021. It is anticipated that the IND application will be granted during the second half of 2021, with the study commencing soon thereafter. It is estimated that patient recruitment will take 12 to 18 months following the initiation of the clinical trial centers. Cardiol has predicted costs of this study, including the IND application, to be approximately $600,000 for 2021; however, the total costs of the study cannot be determined at this stage as they will depend on a variety of factors.
If Cardiol determines that the Phase II study meets its objectives, it currently expects to undertake the next steps of its clinical development program, which would consist of a larger clinical study, the details of which will be determined in conjunction with discussions with the regulatory authorities. The Corporation expects the completion of this currently planned clinical development program, if undertaken, to take at least until 2025 and may involve a commercial partner from the pharmaceutical industry, with research, development and commercialization costs potentially being shared with its commercial partner. Cardiol relies on CROs, clinical data management organizations, and consultants to assist with the design, conduct, supervision, and monitoring of pre-clinical studies of Cardiol’s product candidates and will do the same for our planned clinical trials. The total costs of the clinical development program cannot be determined at this stage as they will depend on a variety of factors.
Listing Application Submitted to Nasdaq
The Corporation made application on March 1, 2021 to list its Common Shares on The Nasdaq Capital Market® (the “Nasdaq”). The listing of the Common Shares on the Nasdaq is subject to the approval of the Nasdaq and the satisfaction of all applicable listing criteria and requirements. No assurance can be given that such application will be approved or that such listing will be completed. If the Nasdaq listing occurs, the Common Shares would no longer be listed on the OTCQX exchange. The Corporation plans to maintain its current listing on the TSX.
Close of $22 Million Bought Deal Offering
On May 12, 2021, the Corporation announced the closing of a “bought deal” short form prospectus offering of units of the Corporation for aggregate gross proceeds of approximately $22 million (the “May Offering”). The offering was completed by a syndicate of underwriters led by Raymond James Ltd., as lead underwriter and sole bookrunner and included Leede Jones Gable Inc. and ATB Capital Markets Inc.
Under the May Offering, the Corporation sold a total of 6,112,000 units at a price of $3.60 per unit. Each unit is comprised of one Common Share of the Corporation and one-half of one May 2021 Warrant. Each May 2021 Warrant entitles the holder thereof to acquire one common share at a price of $4.60 per warrant share for a period of 36 months from issuance. The Common Shares and May 2021 Warrants trade on the Toronto Stock Exchange under the symbol “CRDL” and “CRDL.WT.A, respectively.
Appointment of new Chairman of the Board
On July 7, 2021, Dr. Eldon Smith retired as Director and Chairman of the Board of Directors. Dr. Smith is no longer involved in the governance or management of the Company, however, he has been retained by the Company to perform certain part time advisory services on an ad hoc basis drawing on his scientific background and expertise in cardiology. As of July 28, 2021, Dr. Smith owned 1,274,000 common shares, representing 2.97% of the outstanding common shares in the capital of the Company (2.39% on a fully diluted basis).
On July 7, 2021, Dr. Guillermo Torre-Amione was announced as Chairman of the Board of Directors.
PLAN OF DISTRIBUTION
We may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. Each Prospectus Supplement relating to a particular offering of Securities will set forth the terms of the applicable Offering, including (a) the terms of the Securities to which the Prospectus Supplement relates, including the type of Security being offered, and the method of distribution; (b) the name or names of any underwriters, dealers, or agents involved in the offering of Securities; (c) the purchase price or prices of the Securities offered thereby and the proceeds to, and the expenses borne by, the Corporation from the sale of the Securities; (d) any commission, underwriting discount and other items constituting compensation payable to underwriters, dealers, or agents; and (e) any discounts or concessions allowed or re-allowed or paid to underwriters, dealers, or agents. In addition, Securities may be offered and issued in consideration for the acquisition (an “Acquisition”) of other businesses, assets or securities by us or our subsidiaries. The consideration for any such Acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, securities, cash and assumption of liabilities.
The Securities may be sold from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions”. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with an offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.
Only underwriters, dealers, or agents so named in the Prospectus Supplement are deemed to be underwriters, dealers, or agents in connection with the Securities offered thereby. If underwriters are used in an offering, the Securities offered thereby will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase Securities will be subject to the conditions precedent agreed upon by the parties and the underwriters will be obligated to purchase all Securities under that offering if any are purchased. If agents are used in an offering, unless otherwise indicated in the applicable Prospectus Supplement, such agents will be acting on a “best efforts” basis for the period of their appointment. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.
Underwriters, dealers, or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers, or agents may be required to make in respect thereof. Such underwriters, dealers or agents with whom the Corporation enters into agreements may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.
Any offering of Debt Securities, Subscription Receipts, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants or Units will not be listed on any securities exchange. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Debt Securities, Subscription Receipts, Warrants or Units may be sold, and purchasers may not be able to resell Debt Securities, Subscription Receipts, Warrants or Units purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Debt Securities, Subscription Receipts, Warrants or Units in

the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation. Subject to applicable laws, certain dealers may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in these Securities or as to the liquidity of the trading market, if any, for these Securities.
No underwriter or dealer involved in an “at-the-market distribution” as defined under the applicable Canadian securities legislation, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer will over-allot these Securities in connection with an offering of these Securities or effect any other transactions that are intended to stabilize the market price of the Securities.
In connection with any offering of Securities, other than an “at-the-market distribution”, subject to applicable laws, the underwriters, dealers, or agents, as the case may be, may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.
USE OF PROCEEDS
Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used to advance our business objectives and for general corporate purposes, including funding ongoing operations and/or working capital requirements, repaying indebtedness outstanding from time to time, discretionary capital programs, and potential future acquisitions. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.
The Corporation had negative operating cash flow in recent years. To the extent that the Corporation has negative cash flow in future periods, the Corporation may need to deploy a portion of proceeds from Offerings to fund such negative cash flow.
All expenses relating to an Offering and any compensation paid to underwriters, dealers, or agents, as the case may be, will be paid out of the proceeds from the sale of such Securities, unless otherwise stated in the applicable Prospectus Supplement.
EARNINGS COVERAGE RATIO
Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities.
CONSOLIDATED CAPITALIZATION
The following table sets forth the capitalization of the Corporation as at March 31, 2021. Other than as described below, there has not been any material change in the share capital of the Corporation since March 31, 2021.
Designation	Authorized	Issued	As at March 31, 2021 (unaudited)	As at March 31, 2021 (unaudited, pro forma after giving effect to the May Offering)(1)
Cash and cash equivalents			$18,003,856	$38,789,614
Share capital	Unlimited	42,946,594*	$67,753,920	$88,531,530
Warrants	4,614,630*	4,614,630*	$1,549,444	$1,557,592(2)
Contributed surplus	—	—	$9,724,712	$9,724,712
Deficit	—	—	$(60,789,467)	$(60,789,467)
Total Capitalization			$18,238,609	$39,024,367

*
As adjusted to reflect the issued and authorized Common Shares and May 2021 Warrants as at August 3, 2021, giving effect to the issue of 6,356,000 Common Shares and 3,489,400 May 2021 Warrants as part of the May Offering.

(1)
After deducting the Underwriters’ Commission of $1,025,590 and other expenses of the May Offering estimated to be $200,000.

(2)
This amount does not include the amount representing the 3,056,000 May 2021 Warrants issued by the Corporation upon completion of the May Offering. This amount includes the $8,148 of net proceeds for 433,400 additional May 2021 Warrants purchased by the underwriter pursuant to the over-allotment option.

PRICE RANGE AND TRADING VOLUME
Common Shares
The Common Shares are listed for trading on the TSX under the trading symbol “CRDL”. The Common Shares commenced trading on the TSX on December 20, 2018. On July 30, 2021, the last trading day before the date of this Prospectus, the closing price of the Common Shares on the TSX was $2.83 per Common Share.
The following tables set forth information relating to the trading of the Common Shares on the TSX for the periods indicated:
Month	High ($)	Low ($)	Trading Volume
July 2021	3.20	2.56	2,125,630
June 2021	3.35	2.87	2,677,984
May 2021	4.42	2.72	6,372,440
April 2021	4.49	3.68	2,456,879
March 2021	5.06	3.45	5,123,100
February 2021	5.32	3.05	6,092,761
January 2021	3.66	2.61	3,321,624
December 2020	2.98	2.32	1,619,214
November 2020	3.15	2.41	2,045,283
October 2020	3.75	2.70	2,282,457
September 2020	3.63	2.48	2,049,616
August 2020	3.01	1.98	1,479,773
July 2020	2.62	2.21	830,555
June 2020	3.05	2.26	1,960,604
May 2020	3.50	2.35	2,434,072
April 2020	3.25	2.32	1,639,880
March 2020	3.69	1.87	1,427,500
February 2020	4.35	2.70	535,262
January 2020	5.00	3.80	966,253
May 2021 Warrants
The May 2021 Warrants are listed for trading on the TSX under the trading symbol “CRDL.WT.A”. The May 2021 Warrants commenced trading on the TSX on May 12, 2021. On July 30, 2021, the last trading day before the date of this Prospectus, the closing price of the May 2021 Warrants on the TSX was $0.83 per warrant.
The following tables set forth information relating to the trading of the warrants on the TSX for the periods indicated:
Month	High ($)	Low ($)	Trading Volume
July 2021	1.00	0.81	156,201
June 2021	1.15	0.85	168,300
May 12, 2021 to May 31, 2021	1.10	0.48	432,024

PRIOR SALES
During the 12 months preceding the date of this Prospectus, the Corporation has issued Common Shares at the following prices:
Date of Issuance	Number of Common Shares	Issuance Prices (CAN$)
September 16, 2020	15,000	$3.25
September 17, 2020	12,600	$3.25
November 2, 2020	6,500(1)	$2.90
November 2, 2020	37,591	$2.50
December 17, 2020	4,000(1)	$2.53
January 11, 2021	12,054(1)	$2.80
January 13, 2021	169,227	$2.50
January 27, 2021	2,500(1)	$3.19
February 4, 2021	3,805	$3.25
February 5, 2021	90,243	$3.25
February 8, 2021	139,567	$3.25
February 8, 2021	20,000	$2.50
February 9, 2021	54,250	$3.25
February 10, 2021	268,462	$3.25
February 10, 2021	208,333	$2.58
February 11, 2021	34,883	$3.25
February 12, 2021	550,300	$3.25
February 16, 2021	208,333	$2.58
February 17, 2021	349,550	$3.25
February 18, 2021	91,950	$3.25
February 19, 2021	38,900	$3.25
February 22, 2021	357,400	$3.25
February 23, 2021	134,000	$3.25
February 23, 2021	90,000	$3.28
February 23, 2021	20,000	$3.54
February 24, 2021	12,000	$2.50
February 24, 2021	85,750	$3.25
February 24, 2021	50,000	$3.34
February 24, 2021	40,000	$3.16
February 24, 2021	75,000	$2.50
February 26, 2021	75,000	$3.05
March 1, 2021	50,000	$2.58
March 1, 2021	26,500	$3.25
March 2, 2021	229,000	$3.25
March 8, 2021	106,618(1)	$4.14
March 15, 2021	70,000	$3.25
March 19, 2021	27,200	$3.25
March 19, 2021	37,000(1)	$4.50
March 31, 2021	2,478(1)	$4.54
April 12, 2021	153,500(1)(2)	$4.56
May 3, 2021	20,000	$3.25
May 12, 2021	6,112,000	$3.60
May 19, 2021	30,500(1)	$2.93
May 25, 2021	40,000	$2.59
TOTAL	10,161,994	N/A

Note:
(1)
Common Shares issued for services provided. The value of the work was determined based on arm’s length negotiations and these Common Shares were issued following completion of the work.

(2)
100,000 Common Shares subject to vesting over a period of 24 months and 37,500 Common Shares subject to vesting over a period of 3 months.

During the 12 months preceding the date of this Prospectus, the Corporation has issued the following securities convertible into Common Shares at the following prices:
Date of Issuance	Type of convertible security	Number of convertible securities Issued	Exercise Prices (CAN$)
August 20, 2020	Options	100,000(1)	$2.12
August 20, 2020	Options	50,000(1)	$2.58
August 20, 2020	Options	75,000(1)	$2.50
September 9, 2020	Options	100,000(1)	$3.25
October 1, 2020	Options	75,000(1)	$3.05
October 8, 2020	Options	35,000(1)	$2.90
November 2, 2020	Warrants	18,796(3)	$3.25
December 3, 2020	Options	210,000(1)	$2.59
January 13, 2021	Warrants	84,614(3)	$3.25
February 1, 2021	Options	40,000(1)	$3.16
February 8, 2021	Warrants	10,000(3)	$3.25
February 9, 2021	Options	416,666(1)	$4.56
February 19, 2021	Options	560,000(1)	$4.80
February 23, 2021	Options	130,000(1)	$4.46
February 24, 2021	Warrants	6,000(3)	$3.25
March 30, 2021	Options	400,000(1)	$4.51
May 12, 2021	May 2021 Warrants	3,489,400	$4.60
May 13, 2021	Options	100,000(1)	$3.00
TOTAL		5,900,476	N/A

Note:
(1)
Stock options issued pursuant to the Corporation’s Equity Compensation Plan. Each option is exercisable for one Common Share.

(2)
Exercisable into one Common Share and one half of one Common Share warrant. Each additional whole warrant is exercisable into one common share at the price of $3.25 per share until June 4, 2022.

(3)
Granted on the exercise of warrants in Note 2 above.

RISK FACTORS
An investment in Securities is subject to a number of risks that should be carefully considered by a prospective purchaser. Before deciding whether to invest in Offered Shares, prospective investors should carefully consider, in light of their own financial circumstances, the risks described below and those incorporated by reference into this Prospectus, including in the AIF under “Risk Factors”. See “Documents Incorporated by Reference”.
The Corporation’s prospects depend on the success of our acute myocarditis and subcutaneous product candidates which are at early stages of development, the success of our Phase II/III trial in high-risk patients hospitalized with COVID-19, and from sales of our pharmaceutical cannabidiol products. We do not expect to generate revenue for several years, if at all, from the acute myocarditis and subcutaneous product candidates.
Given the early stage of development of our acute myocarditis and subcutaneous product candidates, and the uncertainty inherent in clinical trials, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval, and market our future products. We currently have no products that have been approved by the FDA, Health Canada, or any similar regulatory authority. To obtain regulatory approvals for our product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy.
Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Positive results of early pre-clinical research may not be indicative of the results that will be obtained in later stages of pre-clinical or clinical research. Similarly, positive results from early stage clinical trials may not be indicative of favorable outcomes in later-stage clinical trials. We can make no assurance that any future studies, if undertaken, will yield favorable results. The early stage of our acute myocarditis and subcutaneous product development makes it particularly uncertain whether any of these product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost, or be successfully marketed. If we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles such as the need to develop or obtain manufacturing, marketing, and distribution capabilities. If we are unable to successfully commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.
Our only current source of revenue is the sale of our pharmaceutical cannabidiol. As a result, we are only generating revenue from one product, and may never generate significant revenue from the sale or licensing of other products, or otherwise. Moreover, sales of our pharmaceutical cannabidiol are not expected to generate sufficient revenue during 2021 to fully fund our operations.
Risks Relating to the Corporation
The continued development of the Corporation will require additional financing. If we fail to raise such capital it could result in the delay or indefinite postponement of our current business strategy or we could cease to carry on business
There is no guarantee that the Corporation will be able to execute on its strategy. The continued development of the Corporation will require additional financing. The failure to raise such capital could result in the delay or indefinite postponement of current business strategy or the Corporation ceasing to carry on business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Corporation. If additional funds are raised through issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences, and privileges superior to those of holders of Common Shares. In addition, from time to time, the Corporation may enter into transactions to acquire assets or the shares of other Companies. These transactions may be financed wholly or partially with debt, which may temporarily increase the Corporation’s debt levels above industry standards. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Corporation to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans and there is no assurance that the Corporation would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to such debt financing. The Corporation may require additional financing to fund its operations to the point where it is generating positive cash flows. Negative cash flow may restrict the Corporation’s ability to pursue its business objectives.
In the event of bankruptcy, liquidation, or reorganization of Cardiol, holders of its debt and its trade creditors will generally be entitled to payment of their claims from the assets of Cardiol before any assets are made available for distribution to Cardiol or its shareholders. The Common Shares are effectively subordinated to the debt and other obligations of Cardiol.
We currently have negative cash flow from operating activities.
For the three months ended March 31, 2021 and year ended December 31, 2020, the Corporation had negative cash flow from operating activities. Although the Corporation anticipates it will have positive cash flow from operating activities in future periods, to the extent that the Corporation has negative cash flow in any future period, current working capital may be used to fund such negative cash flow from operating activities, if any.
We intend to expend our limited resources to pursue our current product candidates, and may fail to capitalize on other product candidates that may be more profitable or for which there is a greater likelihood of success
Because we have limited financial and managerial resources, we are focusing on research programs relating to our current product candidates, which concentrates the risk of product failure in the event that our current product candidates prove to be unsafe or ineffective or inadequate for clinical development or commercialization. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on proprietary research and development programs relating to our current product candidates may not yield any commercially viable products.
We have a history of operating losses and may never achieve or maintain profitability in the future
Cardiol’s net loss for the three months ended March 31, 2021 was $8,909,848, for the year ended December 31, 2020 was $20,640,935 and for the year ended December 31, 2019 was $13,684,023. We have recently started generating revenue and it is possible that we will never have sufficient product sales revenue to achieve profitability. We expect to continue to incur losses for at least the next several years as we or our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully market our pharmaceutical cannabidiol and develop, manufacture and market our current product candidates, as well as continue to identify, develop, manufacture, and market new product candidates. It is possible that we will never have significant product sales revenue or receive royalties on our licensed product candidates. If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities, or respond to competitive pressures.
We currently do not earn any revenues from our drug candidates and are therefore considered to be in the development stage. The continuation of our research and development activities and the commercialization of the targeted therapeutic products are dependent upon our ability to successfully finance and complete our research and development programs through a combination of equity financing and payments from strategic partners. We have no current sources of significant payments from strategic partners.
We rely on management and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business
The loss of David Elsley, our President and CEO, or other key members of our staff, could harm us. We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial, medical, clinical, and regulatory personnel, particularly as we expand our activities and seek regulatory approvals for clinical trials. We routinely enter into consulting agreements with our scientific and clinical collaborators and advisors, key opinion leaders, and academic partners in the ordinary course of our business. We also enter into contractual agreements with physicians and institutions who will recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for these types of personnel from other companies, research and academic institutions, government entities, and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth. The loss of the services of any of our executive officers or other key personnel could potentially harm our business, operating results or financial condition.
Clinical trials for our product candidates are expensive, time consuming, uncertain and susceptible to change, delay or termination
Clinical trials are expensive, time consuming, and difficult to design and implement. Even if the results of our clinical trials are favorable, the clinical trials for a number of our product candidates are expected to continue for several years and may take significantly longer to complete. In addition, we, the FDA, Health Canada or other regulatory authorities, including state and local authorities may suspend, delay, or terminate our clinical trials at any time, require us to conduct additional clinical trials, require a particular clinical trial to continue for a longer duration than originally planned, or require a change to our development plans such that we conduct clinical trials for a product candidate in a different order, e.g., in a step-wise fashion rather than running two trials of the same product candidate in parallel. Any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.
Our activities are subject to comprehensive regulation, including under healthcare laws and compliance requirements
In the United States, our activities are potentially subject to additional regulation by various federal, state, and local authorities in addition to the FDA, including, among others, the Centers for Medicare and Medicaid Services, other divisions of Health and Human Services, or HHS, (for example, the Office of Inspector General), the Department of Justice, and individual United States Attorney offices within the Department of Justice, and state and local governments.
In Canada, our activities are potentially subject to additional regulation by various federal and provincial authorities in addition to Health Canada, including among others, and publicly-mandated organizations given a provincial sales license under the Cannabis Act.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.
Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct pre-clinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete, and has uncertain outcomes. The outcome of pre-clinical studies and early clinical trials may not predict the success of later clinical trials and interim results of a clinical trial do not necessarily predict final results.
A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk we face is the possibility that none of our product candidates under development will successfully gain market approval from the FDA, Health Canada, or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in multiple stages of pre-clinical and clinical testing.
If we experience delays in clinical testing, we will be delayed in commercializing our product candidates, and our business may be substantially harmed
We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. Our product development costs will increase if we experience delays in clinical testing. Significant clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our product candidates and may harm our financial condition, results of operations, and prospects. The commencement and completion of clinical trials for our products may be delayed for a number of reasons, including delays related, but not limited, to:
•
failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

•
difficulties obtaining institutional review board or ethics committee approval to conduct a clinical trial at a prospective site;

•
import/export and research restrictions for cannabinoid-based pharmaceuticals delaying or preventing clinical trials in various geographical jurisdictions;

•
patients failing to enroll or remain in our trials at the rate we expect;

•
suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of our contract manufacturers to comply with cGMP requirements;

•
delays or failure to obtain clinical supply from contract manufacturers of our products necessary to conduct clinical trials;

•
product candidates demonstrating a lack of safety or efficacy during clinical trials;

•
patients choosing an alternative treatment for the indications for which we are developing any of our product candidates or participating in competing clinical trials and/or scheduling conflicts with participating clinicians;

•
patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

•
reports of clinical testing on similar technologies and products raising safety and/or efficacy concerns;

•
clinical investigators not performing our clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, and regulatory requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

•
failure of our CROs to satisfy their contractual duties or meet expected deadlines;

•
inspections of clinical trial sites by regulatory authorities or Institutional Review Boards (“IRBs”), or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

•
one or more IRBs or ethics committees rejecting, suspending, or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

•
failure to reach agreement on acceptable terms with prospective clinical trial sites.

In addition, a clinical trial may be suspended or terminated by us, the FDA, IRBs, ethics committees, data safety monitoring boards, or other foreign regulatory authorities overseeing the clinical trial at issue or other regulatory authorities due to a number of factors, including, among others:
•
failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols;

•
inspection of the clinical trial operations or clinical trial sites by the FDA, the DEA, the European Medicines Agency, or other foreign regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including the imposition of a clinical hold;

•
unforeseen safety issues, including any safety issues that could be identified in our ongoing pre-clinical studies;

•
adverse side effects or lack of effectiveness; and

•
changes in government regulations or administrative actions.

Our product development costs will increase if we experience delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to regulatory authorities, IRBs or ethics committees for re-examination, which may impact the cost, timing, or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on our business, financial condition, and prospects.
Negative results from clinical trials or studies of others and adverse safety events involving the targets of our products may have an adverse impact on our future commercialization efforts
From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors, or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our product candidates, or the therapeutic areas in which our product candidates compete, could adversely affect the price of the Securities and our ability to finance future development of our product candidates, and our business and financial results could be materially and adversely affected.
We may not achieve our projected development goals in the time frames and cost estimates we announce and expect
We set goals for, and make public statements regarding, the expected timing and costs of the accomplishment of objectives material to our success, the commencement and completion of clinical trials and the expected costs to develop our product candidates. The actual timing and costs of these events can vary dramatically due to factors within and beyond our control, such as delays or failures in our clinical trials, issues related to the manufacturing of drug supply, uncertainties inherent in the regulatory approval process, market conditions, and interest by partners in our product candidates among other things. We may not make regulatory submissions or receive regulatory approvals as planned; our clinical trials may not be completed; or we may not secure partnerships for any of our product candidates. Any failure to achieve one or more of these milestones as planned would have a material adverse effect on our business, financial condition, and results of operations.
Unpredictable and volatile market price for Common Shares
The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:

•
actual or anticipated fluctuations in our quarterly results of operations;

•
recommendations by securities research analysts;

•
changes in the economic performance or market valuations of companies in the industry in which we operate;

•
addition or departure of our executive officers and other key personnel;

•
sales or perceived sales of additional Common Shares;

•
significant acquisitions or business combinations, strategic partnerships, joint ventures, or capital commitments by or involving us or our competitors;

•
operating and share price performance of other companies that investors deem comparable to us;

•
fluctuations to the costs of vital production materials and services;

•
changes in global financial markets and global economies and general market conditions, such as interest rates and pharmaceutical product price volatility;

•
operating and share price performance of other companies that investors deem comparable to the Corporation or from a lack of market comparable companies; and

•
news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values, or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if our operating results, underlying asset values, or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which might result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, our operations could be adversely affected, and the trading price of the Common Shares might be materially adversely affected.
Securities or industry analysts may publish inaccurate or unfavorable research reports, stock price and volume could decline
The trading market for our Common Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Common Shares or publish inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our share price and trading volume to decline.
If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish
Our success, competitive position, and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes, and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights, and to operate without infringing the proprietary rights of third parties.
To date, we have exclusive rights to certain Canadian, United States, and other foreign intellectual property. We anticipate filing additional patent applications in Canada, the United States, and in other countries, as appropriate. However, we cannot predict:
•
the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•
if and when patents will issue;

•
whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•
whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade-secret protection and confidentiality agreements. To this end, it is our policy generally to require our employees, consultants, advisors, and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries, and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how, or other proprietary information is disclosed, the value of our trade secrets, know-how, and other proprietary rights would be significantly impaired and our business and competitive position would suffer.
Owning a patent does not per se prevent competition. To stop third-party infringement, a patent owner and/or licensee must take steps to enforce the patent through court proceedings. This can be a very lengthy and costly process and the outcome may be uncertain.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements
The Canadian Intellectual Property Office (the “CIPO”) and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. Periodic maintenance fees on any issued patent are due to be paid to CIPO and various foreign national or international patent agencies in several stages over the lifetime of the patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market, which would have a material adverse effect on our business.
While a patent may be granted by a national patent office, there is no guarantee that the granted patent is valid. Options exist to challenge the validity of the patent which, depending upon the jurisdiction, may include re-examination, opposition proceedings before the patent office, and/or invalidation proceedings before the relevant court. Patent validity may also be the subject of a counterclaim to an allegation of patent infringement.
Pending patent applications may be challenged by third parties in protest or similar proceedings. Third parties can typically submit prior art material to patentability for review by the patent examiner. Regarding Patent Cooperation Treaty applications, a positive opinion regarding patentability issued by the International Searching Authority does not guarantee allowance of a national application derived from the Patent Cooperation Treaty application. The coverage claimed in a patent application can be significantly reduced before the patent is issued, and the patent’s scope can be modified after issuance. It is also possible that the scope of claims granted may vary from jurisdiction to jurisdiction.
The grant of a patent does not have any bearing on whether the invention described in the patent application would infringe the rights of earlier filed patents. It is possible to both obtain patent protection for an invention and yet still infringe the rights of an earlier granted patent.

We may become subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property
Our commercial success depends upon our ability to develop, manufacture, market, and sell our product candidates, and to use our related proprietary technologies without violating the intellectual property rights of others. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates, including interference or derivation proceedings before CIPO, United States Patent and Trademark Office, and other applicable patents offices in foreign jurisdictions. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing our product candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing the applicable product candidate. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.
We may not be able to protect our intellectual property rights throughout the world
Filing, prosecuting, and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Therefore, we have filed applications and/or obtained patents only in key markets, such as the United States, Canada, and certain countries internationally. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and their products may compete with ours.
We rely and will continue to rely on third parties to conduct and monitor many of our pre-clinical studies and our clinical trials, and their failure to perform as required could cause substantial harm to our business
We rely and will continue to rely on third parties to conduct a significant portion of our pre-clinical and clinical development activities. Pre-clinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management, contract manufacturing, and quality assurance. If there is any dispute or disruption in our relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, our active development programs will face delays. Further, if any of these third parties fails to perform as we expect or if their work fails to meet regulatory requirements, our testing could be delayed, cancelled, or rendered ineffective.
Our product candidates contain compounds that may be classified as “controlled substances” in jurisdictions outside of Canada and are classified as cannabis in Canada. Outside of Canada they may be subject to controlled substance laws and regulations; within Canada they will be subject to the Cannabis Act and the regulations issued thereunder (the “Cannabis Regulations”). In all jurisdictions, failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations
Our product candidates contain substances related to the cannabis plant and are subject to the Cannabis Act and the Cannabis Regulations in Canada. As a pharmaceutical product, cannabidiol will be subject to both the Food and Drugs Act and regulations issued thereunder and the Cannabis Act and the Cannabis Regulations. This will include the need for an establishment licence, import and export permits, and extensive record keeping.
In addition, since our product candidates contain a cannabinoid, their regulatory approval may generate public controversy. Political and social pressures and adverse publicity could lead to delays in approval of, and increased expenses for our product candidates. These pressures could also limit or restrict the introduction and marketing of our product candidates. Adverse publicity from cannabis misuse or adverse side effects from cannabis or other cannabinoid products may adversely affect the commercial success or market penetration achievable for our product candidates. The nature of our business attracts a high level of public and media interest, and in the event of any resultant adverse publicity, our reputation may be harmed. Furthermore, if our product candidates are classified as “controlled substances”, they may be subject to import/export and research restrictions that could delay or prevent the development of Cardiol’s products in various geographical jurisdictions.
Our ability to research, develop, and commercialize products is dependent on our ability to obtain and maintain licenses relating to possession and supply of controlled substances
Our research and manufacturing facilities are located in Canada. In Canada, various licenses are required to produce pharmaceutical cannabinoids. Our continued ability to research, develop, and commercialize our product candidates is dependent on our ability to obtain, and subsequently maintain, licenses relating to possession and supply of controlled substances.
Controlled substance legislation differs between countries and legislation in certain countries may restrict or limit ability to sell products
Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis. Countries may interpret/implement their treaty obligations in a way that creates a legal obstacle to our obtaining marketing approval for our product candidates in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our product candidates to be marketed or achieving such amendments to the laws and regulations may take a prolonged period of time.
Changes in laws and regulations
The Corporation endeavours to comply with all relevant laws, regulations, and guidelines, including those relating to the production, distribution, sale, and possession of cannabis in Canada. To the Corporation’s knowledge, it is in compliance with all such laws, regulations, and guidelines as described elsewhere in this Prospectus or in the documents incorporated by reference in this Prospectus.
On April 13, 2017, the federal government of Canada introduced the Cannabis Act. On June 20, 2018, the Senate approved the Cannabis Act and the Act received Royal Assent on June 21, 2018. The Cannabis Act came into effect on October 17, 2018. The Cannabis Act creates a strict legal framework for controlling the production, distribution, sale, and possession of cannabis in Canada. The Cannabis Act lifts the ban on the recreational use of cannabis in Canada dating back to 1923. The impact of any such new legislative system on the medical cannabis industry and the Corporation’s business plan and operations is uncertain.
As of October 17, 2019, the Cannabis Act grants authorization to licensed producers who have been approved by Health Canada, to produce and sell “edibles containing cannabis” and “cannabis concentrates” no earlier than December 17, 2019. In June 2019, amended Cannabis Regulations were published outlining changes to the Cannabis Act that came into force October 17, 2019. The new rules stipulate the addition of three new product classes: edibles, extracts, and topicals.
On June 19, 2019, Health Canada opened a consultation on potential market for cannabis health products (“CHP”) that would not require practitioner oversight. The contemplated regulatory pathway would allow for specific health claims that would need to be supported by scientific evidence. Provinces and territories would continue to have the flexibility to authorize CHP sellers operating at any physical location. This could allow for CHPs for human and veterinary uses to be sold at pharmacies, veterinary clinics, pet stores, or livestock medicine outlets under strict conditions that respect federal requirements. Strictly controlled online sales would also remain possible. This consultation closed on September 3, 2019.
On February 27, 2020, the Government of Canada announced a call for nomination of a new Science Advisory Committee for Health Products Containing Cannabis which will provide independent scientific and clinical advice to support the Department’s consideration of appropriate safety, efficacy, and quality standards for health products containing cannabis, including the conditions under which these products would be suitable to be used without practitioner oversight. On November 18, 2020, Health Canada released the names of the initial members of the Science Advisory Committee. The committee has a one-year term with an option of renewal based on the Department’s needs.
The Cannabis Act provides provincial, territorial, and municipal governments with the authority to prescribe regulations regarding retail and distribution of recreational cannabis. As such, the distribution model for recreational cannabis is prescribed by provincial and territorial regulations and differs in each jurisdiction. Some provinces have government-run retailers, while others have government-licensed retailers, and some have a combination of the two.
On December 12, 2020, Health Canada opened up a consultation period on possible amendments to the regulations made under the Cannabis Act. Interested parties had until January 11, 2021 to provide comments on Health Canada’s cannabis research involving human participants and cannabis testing, and to provide feedback on additional regulatory issues. The key issues Health Canada has identified for discussion are cannabis research involving human participants, cannabis testing, public possession limits, product labelling requirements, micro-class and nursery licensing regime, and measures to support the industry during COVID-19.
Tax and accounting requirements may change in ways that are unforeseen to the Corporation and the Corporation may face difficulty or be unable to implement and/or comply with any such changes
The Corporation is subject to numerous tax and accounting requirements, and changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on the Corporation’s financial results, the manner in which it conducts its business, or the marketability of any of its products. In the future, the geographic scope of the Corporation’s business may expand, and such expansion will require the Corporation to comply with the tax laws and regulations of multiple jurisdictions. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject the Corporation to penalties and fees in the future if the Corporation were to inadvertently fail to comply. In the event the Corporation was to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on the business, results of operations, and financial condition of the Corporation.
Management may not be able to successfully implement adequate internal controls over financial reporting (“ICFR”)
Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. However, the Corporation does not expect that its Disclosure, Controls, and Procedures or ICFR will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If the Corporation cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially adversely affected, which could cause investors to lose confidence in the Corporation’s reported financial information, which in turn could result in a reduction in the value of the Common Shares.
Medical research of cannabinoids remains in early stages
Research in Canada, the United States, and internationally regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids remains in early stages. There have been relatively few clinical trials conducted on the benefits of cannabinoids. The statements made in this Prospectus and the documents incorporated by reference in this Prospectus concerning the potential medical benefits of cannabinoids are based on published articles and reports with details of research studies and clinical trials. As a result, the statements made in this Prospectus and the documents incorporated by reference in this Prospectus are subject to the experimental parameters, qualifications, and limitations in the studies that have been completed.

Although the Corporation believes that the articles and reports with details of research studies and clinical trials referenced in this Prospectus and the documents incorporated by reference in this Prospectus reasonably support its beliefs regarding the medical benefits, viability, safety, efficacy, and dosing of cannabinoids as set out in this Prospectus and the documents incorporated by reference in this Prospectus, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding and perceptions relating to, cannabinoids. Given these risks, uncertainties, and assumptions, undue reliance should not be placed on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Prospectus and the documents incorporated by reference in this Prospectus or reach negative conclusions regarding the viability, safety, efficacy, dosing, social acceptance, or other facts and perceptions related to cannabinoids, which could have a material adverse effect on the demand for the Corporation’s products and therefore materially impact the business, financial condition, and operating results of the Corporation.
Pharmaceutical cannabinoid and other product candidates, if approved, may be unable to achieve the expected market acceptance and, consequently, limit our ability to generate revenue from new products
Even when product development is successful and regulatory approval has been obtained, our ability to generate significant revenue depends on the acceptance of our products by physicians and patients. We cannot assure you that our pharmaceutical cannabinoid product candidates will achieve the expected market acceptance and revenue if and when they obtain the requisite regulatory approvals. The market acceptance of any product depends on a number of factors, including the indication statement and warnings approved by regulatory authorities on the product label, continued demonstration of efficacy and safety in commercial use, physicians’ willingness to prescribe the product, reimbursement from third-party payers such as government health care systems and insurance companies, the price of the product, the nature of any post-approval risk management plans mandated by regulatory authorities, competition, and marketing and distribution support. Any factors preventing or limiting the market acceptance of our products could have a material adverse effect on our business, results of operations, and financial condition.
We have only commercialized one product to date
Even if we obtain regulatory approval for a product, our future success will still depend on our ability to successfully commercialize our products, which depends on a number of factors beyond our control, including the willingness of physicians to prescribe our products to patients, payers’ willingness and ability to pay for the drug, the level of pricing achieved, patients’ response to our products, the ability of our marketing partners to generate sales, and our ability to manufacture products on a cost-effective and efficient basis. If we are not successful in the commercialization of our products, our business, results of operations, and financial condition may be harmed.
We rely on contract manufacturers over whom we have limited control. If we are subject to quality, cost, or delivery issues with the pre-clinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm
We currently have no manufacturing experience and rely on Dalton and other contract manufacturing organizations (“CMOs”) to manufacture our product candidates for pre-clinical studies and clinical trials. We rely on CMOs for manufacturing, filling, packaging, storing, and shipping of drug products in compliance with current good manufacturing practice, or cGMP, regulations applicable to our products. The FDA ensures the quality of drug products by carefully monitoring drug manufacturers’ compliance with cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities, and controls used in manufacturing, processing, and packing of a drug product. If our CMOs increase their prices or fail to meet our quality standards, or those of regulatory agencies such as the FDA, and cannot be replaced by other acceptable CMOs, our ability to obtain regulatory approval for and commercialize our product candidates may be materially adversely affected.
Business disruptions affecting our third-party suppliers, manufacturers, and CROs could harm our future revenues and financial condition and increase our costs and expenses
We rely on third parties to supply the materials for and manufacture our APIs for our pre-clinical and clinical trials. There are only a limited number of suppliers and manufacturers of our APIs and our ability to obtain these materials could be disrupted if the operations of these manufacturers is affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, and other natural or man-made disasters or business interruptions. We also rely on CROs, clinical data management organizations, and consultants to design, conduct, supervise, and monitor pre-clinical studies of our product candidates and will do the same for our planned clinical trials. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed, and our operations and financial condition could suffer.
Our existing collaboration agreements and any entered into in the future may not be successful, which would have adverse consequences
We are a party to, and may seek additional, collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential product candidates. We may enter into new arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in Canada and internationally. To the extent that we decide to enter into collaboration agreements, we will face significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document, and implement. We may not be successful in our efforts to establish, implement, and maintain collaborations or other alternative arrangements if we choose to enter into such arrangements. The terms of any collaboration or other arrangements that we may establish may not be favorable to us.
Any existing or future collaboration that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.
Disagreements between parties to a collaboration arrangement regarding development, intellectual property, regulatory or commercialization matters, can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority.
Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.
Product shipment delays would have adverse effect on the business
The shipment, import, and export of our product candidates may require import and export licenses. In the United States, the FDA, United States Customs and Border Protection, and in other countries, similar regulatory authorities regulate the import and export of pharmaceutical products that contain controlled substances. Specifically, the import and export process requires the issuance of import and export licenses by the relevant controlled substance authority in both the importing and exporting country. Once we are in the production phase, we may not be granted, or if granted, maintain, such licenses from the authorities in certain countries. Even if we obtain the relevant licenses, shipments of our product candidates may be held up in transit, which could cause significant delays and may lead to product batches being stored outside required temperature ranges. Inappropriate storage may damage the product shipment resulting in a partial or total loss of revenue from one or more shipment of our other product candidates. A partial or total loss of revenue from one or more shipment of our product candidates could have a material adverse effect on our business, results of operations and financial condition.
Our ability to generate product revenues will be diminished if our pharmaceutical cannabinoid drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement
Our ability to commercialize our pharmaceutical cannabinoid, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:
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government and health administration authorities;

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private health maintenance organizations and health insurers; and

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other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA or Health Canada, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our pharmaceutical cannabinoid. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our pharmaceutical cannabinoid, once approved, market acceptance of such pharmaceutical cannabinoid could be reduced.
We do not have a history of selling, marketing, or distributing products
We cannot assure that we will be able to market, sell, and distribute our products successfully. Our future success also may depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development, and such collaborator’s ability to successfully market and sell any such products. Although we intend to pursue collaborative arrangements regarding the sale and marketing of our products, there can be no assurance that we will be able to establish or maintain our own sales operations or affect collaborative arrangements, or that if we are able to do so, our collaborators will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we will in the future depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products internationally.
We may face intense competition from other companies
The Corporation expects to face intense competition from other companies in the sale of cannabidiol, some of which can be expected to have more financial resources and manufacturing and marketing experience than the Corporation. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition, and results of operations of the Corporation.
The sale of cannabinoid products is regulated under the Cannabis Act and various provincial regimes in Canada. With the opening of the cannabinoids market under the Cannabis Act, the Corporation expects to face additional competition from new entrants. If the number of users of medical cannabis in Canada increases, the demand for products will increase and the Corporation expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Corporation will require a continued high level of investment in research and development, marketing, sales, and client support. The Corporation may not have sufficient resources to maintain research and development, marketing, sales, and client support efforts on a competitive basis which could materially and adversely affect the business, financial condition, and operating results of the Corporation.
Research and development and product obsolescence
Rapidly changing markets, technology, emerging industry standards and frequent introduction of new products characterize the Corporation’s business. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render the Corporation’s products obsolete, less competitive, or less marketable. The process of developing the Corporation’s products is complex and requires significant continuing costs, development efforts, and third-party commitments. The Corporation’s failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect the business, financial condition, and operating results of the Corporation. The Corporation may be unable to anticipate changes in its potential customer requirements that could make the Corporation’s existing technology obsolete. The Corporation’s success will depend, in part, on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of the Corporation’s proprietary technology entails significant technical and business risks. The Corporation may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its businesses to evolving customer or medical requirements or preferences or emerging industry standards.
We may be subject to unfavourable publicity or consumer perception
The Corporation believes the cannabinoid industry is highly dependent upon consumer perception regarding the safety, efficacy, and quality of the cannabinoid produced. Consumer perception of the Corporation’s pharmaceutical cannabinoid products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention, and other publicity regarding the consumption of cannabinoids. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favourable to the cannabinoid market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention, or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings, or publicity could have a material adverse effect on the demand for the Corporation’s pharmaceutical cannabinoids and the business, results of operations, financial condition, and cash flows of the Corporation. The Corporation’s dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention, or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Corporation, the demand for the Corporation’s pharmaceutical cannabinoids, and the business, results of operations, financial condition, and cash flows of the Corporation. Further, adverse publicity reports or other media attention regarding the safety, efficacy, and quality of cannabinoid in general, or the Corporation’s pharmaceutical cannabinoids specifically, or associating the consumption of cannabinoid with illness or other negative effects or events, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products legally, appropriately, or as directed.
We may face risks from product liability claims
As a manufacturer and distributor of products designed to be ingested by humans, the Corporation faces an inherent risk of exposure to product liability claims, regulatory action, and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. The Corporation may be subject to various product liability claims, including, among others, that the products produced by the Corporation caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Corporation could result in increased costs, could adversely affect the Corporation’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, financial condition, and operating results of the Corporation. There can be no assurances that the Corporation will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.
Manufacturers and distributors can be subject to product recalls
Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the products that the Corporation produces or intends to produce are recalled due to an alleged product defect or for any other reason, the Corporation could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. The Corporation may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant Management attention. Although the Corporation has detailed procedures in place for testing finished products, there can be no assurance that any quality, potency, or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action, or lawsuits. Additionally, if one of the products produced by the Corporation were subject to recall, the image of that product and the Corporation could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for products produced by the Corporation and could have a material adverse effect on the results of operations and financial condition of the Corporation. Additionally, product recalls may lead to increased scrutiny of the operations of the Corporation by Health Canada or other regulatory agencies, requiring further Management attention and potential legal fees and other expenses.
The presence or absence of one or more large new orders in a specific quarter, ability to process orders, or order cancellation could cause results of operations to fluctuate on a quarterly basis
We supply products to our commercial partners in response to their purchase order schedules. The size of each purchase order may fluctuate. As a result, the presence or absence in a specific quarter of one or more new large orders or delays in our ability to process large orders or the cancellation of previous orders may cause our results of operations to fluctuate on a quarterly basis. These fluctuations may be significant from one quarter to the next. Any demands that require us to quickly increase production may create difficulties for us. In addition, our lack of commercial history and the characteristic of our orders in any quarterly period make it very difficult to accurately predict or forecast our future operating results.
We may seek to expand our business and operations into jurisdictions outside of Canada, and there are risks associated with doing so
The Corporation may in the future expand its operations and business into jurisdictions outside of Canada. There can be no assurance that any market for the Corporation’s products will develop in any such foreign jurisdiction. The Corporation may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit the Corporation’s capability to successfully expand its operations and may have a material adverse effect on the Corporation’s business, financial condition, and results of operations.
We may become subject to liability arising from any fraudulent or illegal activity by its employees, contractors, and consultants
The Corporation is exposed to the risk that its employees, independent contractors, and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Corporation that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete, and accurate reporting of financial information or data. It is not always possible for the Corporation to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Corporation to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Corporation from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Corporation, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits, and future earnings, and curtailment of the Corporation’s operations, any of which could have a material adverse effect on the Corporation’s business, financial condition, and results of operations.
Our business is dependent on key inputs
The Corporation’s business is dependent on a number of key inputs and their related costs, including raw materials and supplies related to its growing operations, as well as electricity, water, and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, and operating results of the Corporation.

Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, and operating results of the Corporation.
Our insurance is subject to coverage limits and exclusions
The Corporation has insurance to protect its assets, operations, and employees. While the Corporation believes its insurance coverage addresses all material risks to which it is exposed and is adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which the Corporation is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Corporation’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Corporation were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Corporation were to incur such liability at a time when it is not able to obtain liability insurance, its business, results of operations, and financial condition could be materially adversely affected.
We may become subject to growth-related risks
The Corporation may be subject to growth-related risks, including capacity constraints and pressure on its internal systems and controls. The ability of the Corporation to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. The inability of the Corporation to deal with this growth may have a material adverse effect on the Corporation’s business, financial condition, results of operations, and prospects.
Our officers and directors may be engaged in a range of business activities
The Corporation may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. In addition, the Corporation’s executive officers and Directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Corporation. In some cases, the Corporation’s executive officers and Directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Corporation’s business and affairs and that could adversely affect the Corporation’s operations. These business interests could require significant time and attention of the Corporation’s executive officers and Directors. In addition, the Corporation’s executive officers and Directors control a large percentage of Common Shares and may have ability to control matters affecting the Corporation.
The Corporation may also become involved in other transactions which conflict with the interests of its Directors and the officers who may from time to time deal with persons, firms, institutions, or Companies with which the Corporation may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Corporation. In addition, from time to time, these persons may be competing with the Corporation for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Corporation’s Directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the Directors of the Corporation are required to act honestly, in good faith, and in the best interests of the Corporation.
In certain circumstances, our reputation could be damaged
Damage to the Corporation’s reputation could be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. The increased usage of social media and other web-based tools used to generate, publish, and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views with respect to the Corporation and its activities, whether true or not. Although the Corporation believes that it operates in a manner that is respectful to all stakeholders and that it takes care in protecting its image and reputation, the Corporation does not ultimately have direct control over how it is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations, and an impediment to the Corporation’s overall ability to advance its projects, thereby having a material adverse impact on financial performance, financial condition, cash flows, and growth prospects.
Third party reputational risk
The parties with which the Corporation does business may perceive that they are exposed to reputational risk as a result of the Corporation’s medical cannabis business activities. This may impact the Corporation’s ability to retain current partners, such as its banking relationship, or source future partners as required for growth or future expansion in Canada or internationally. Failure to establish or maintain business relationships could have a material adverse effect on the Corporation.
Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings
Healthcare providers, physicians, and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell, and distribute our products for which we obtain marketing approval. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid, or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusions from government funded healthcare programs.
Also, the Corruption of Foreign Public Officials Act (Canada) and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-Canadian officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, licensees, or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, results of operations, and reputation.
Our operations depend on third-party information systems
The Corporation has entered into agreements with third parties for hardware, software, telecommunications, and other information technology (“IT”) services in connection with its operations. The Corporation’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems, and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, hacking, computer viruses, vandalism, and theft. The Corporation’s operations also depend on the timely maintenance, upgrade, and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Corporation’s reputation and results of operations.
The Corporation has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Corporation will not incur such losses in the future.

The Corporation’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes, and practices designed to protect systems, computers, software, data, and networks from attack, damage, or unauthorized access is a priority. As cyber threats continue to evolve, the Corporation may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
We do not anticipate paying cash dividends on the Common Shares
Our current policy is to retain earnings to finance the development and enhancement of our products and to otherwise reinvest in the Corporation. Therefore, we do not anticipate paying cash dividends on the Common Shares in the foreseeable future. Our dividend policy will be reviewed from time to time by our board of directors in the context of our earnings, financial condition, and other relevant factors. Until the time that we do pay dividends, which we might never do, our shareholders will not be able to receive a return on their Common Shares unless they sell them.
Future sales of Common Shares by existing shareholders
Holders of options to purchase Common Shares will have an immediate income inclusion for tax purposes when they exercise their options (that is, tax is not deferred until they sell the underlying Common Shares). As a result, these holders may need to sell Common Shares purchased on the exercise of options in the same year that they exercise their options. This might result in a greater number of Common Shares being sold in the public market, and fewer long-term holds of Common Shares by Management and our employees.
We may be subject to securities litigation which is expensive and could divert management’s attention
The market price of the Common Shares may be volatile, and in the past companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our Management’s attention from other business concerns, which could seriously harm our business.
COVID-19 pandemic
The recent novel coronavirus (“COVID-19”) pandemic has impacted and could further impact our operations and the operations of our third-party suppliers, manufacturers, and CROs as a result of quarantines, facility closures, travel and logistics restrictions, and other limitations in connection with the outbreak. While we expect this to be temporary, there is uncertainty around its duration and its broader impact.
We have applied to list our common shares on The Nasdaq Capital Market® (the “Nasdaq”)
The Corporation made application to list its common shares on the Nasdaq on March 1, 2021. The listing of the Corporation’s common shares on the Nasdaq is subject to the approval of the Nasdaq and the satisfaction of all applicable listing criteria and requirements. No assurance can be given that such application will be approved or that such listing will be completed. If the Nasdaq listing occurs, the Corporation’s common shares would no longer be listed on the OTCQX exchange. The Corporation plans to maintain its current listing on the TSX.
The listing of the Corporation’s common shares on Nasdaq is subject to the Corporation’s satisfaction of a number of conditions, including registration of Corporation’s common shares with the U.S. Securities and Exchange Commission (the “SEC”) and a determination by the Nasdaq Listing Qualifications Staff that the Corporation satisfies all applicable criteria for initial listing.
Investors are cautioned that although the Corporation has submitted an application to list its common shares on Nasdaq, the successful completion of the Nasdaq listing process is subject to the Corporation’s receipt of certain regulatory approvals from Nasdaq and the SEC, and satisfaction of all applicable qualitative and quantitative criteria for initial listing on Nasdaq. There can be no assurance that a U.S. listing will be obtained. Furthermore, the Corporation believes that, if its common shares are accepted for listing on Nasdaq and are registered with the SEC, its ongoing financial reporting, listing, compliance and insurance costs will increase as a result.

Risks Relating to the Offerings and the Securities
Our Common Shares are subject to market price volatility
The market price of Common Shares may be adversely affected by a variety of factors relating to the Corporation’s business, including fluctuations in the Corporation’s operating and financial results, the results of any public announcements made by the Corporation and its failure to meet analysts’ expectations. In addition, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of Common Shares for reasons unrelated to the Corporation’s performance. Additionally, the value of Common Shares is subject to market value fluctuations based upon factors that influence the Corporation’s operations, such as legislative or regulatory developments, competition, technological change, global capital market activity and changes in interest and currency rates. There can be no assurance that the market price, including the market (ATM) offering at the market price, of Common Shares will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Corporation’s performance.
The AIF, Annual MD&A and the Interim MD&A are incorporated by reference in this Prospectus and discuss, among other things, known material trends and events and risks or uncertainties that are reasonably expected to have a material effect on the Corporation’s business, financial condition or results of operations.
The market value of Common Shares may also be affected by the Corporation’s financial results and political, economic, financial, and other factors that can affect the capital markets generally, the stock exchanges on which Common Shares are traded and the market segments in which the Corporation is a part.
We may issue additional Common Shares in the future
The Corporation’s articles of incorporation and by-laws allow it to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as established by the Corporation’s board of directors, in many cases, without shareholder approval. The Corporation may issue additional Common Shares in future offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and on the exercise of stock options or other securities exercisable for Common Shares. The Corporation cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for Common Shares. With any additional issuance of Common Shares, investors will suffer dilution to their voting power and may experience dilution in its earnings per share.
Forward-looking information may prove to be inaccurate
Investors should not place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on the risks, assumptions and uncertainties can be found in this Prospectus under the heading “Forward-Looking Information”.
We may use the proceeds of the Offering for purposes other than those set out in this Prospectus
The Corporation currently intends on allocating the net proceeds received from any Offerings as described under the heading “Use of Proceeds” in this Prospectus. However, the Corporation’s management will have discretion in the actual application of the proceeds and may elect to allocate proceeds differently from that described under the heading “Use of Proceeds” if it believes that it would be in the best interests of the Corporation to do so if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on the Corporation’s business.
We currently have negative operating cash flows
The Corporation is currently incurring expenditures related to its operating activities that have generated negative operating cash flows. Operating cash flows may decline in certain circumstances, many of which are beyond the Corporation’s control. There is no assurance that sufficient revenues will be generated in the near future and the Corporation may continue to incur negative operating cash flow.
As a foreign private issuer, the Corporation is subject to different U.S. securities laws and rules than a U.S. domestic issuer, which may limit the information publicly available to U.S. investors
The Corporation is a “foreign private issuer”, under applicable U.S. federal securities laws, and is, therefore, not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the U.S. Exchange Act, the Corporation is subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, the Corporation does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Corporation is required to file with or furnish to the SEC the continuous disclosure documents that it is required to file in Canada under Canadian securities laws. In addition, the Corporation’s officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the U.S. Exchange Act. Therefore, the Corporation’s shareholders may not know on as timely a basis when the Corporation’s officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. As a foreign private issuer, the Corporation is exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements. The Corporation is also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While the Corporation complies with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the U.S. Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies. In addition, the Corporation may not be required under the U.S. Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the U.S. Exchange Act. In addition, as a foreign private issuer, the Corporation has the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that the Corporation disclose the requirements it is not following and describe the Canadian practices it follows instead. The Corporation may in the future elect to follow home country practices in Canada with regard to certain corporate governance matters. As a result, the Corporation’s shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.
The Corporation may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses to the Corporation
In order to maintain its status as a foreign private issuer, a majority of the Corporation’s Common Shares must be either directly or indirectly owned by non-residents of the U.S. unless the Corporation also satisfies one of the additional requirements necessary to preserve this status. The Corporation may in the future lose its foreign private issuer status if a majority of its Common Shares are held in the U.S. and if the Corporation fails to meet the additional requirements necessary to avoid loss of its foreign private issuer status. The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS. If the Corporation is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and would be required to file financial statements prepared in accordance with United States generally accepted accounting principles. In addition, the Corporation may lose the ability to rely upon exemptions from Nasdaq corporate governance requirements that are available to foreign private issuers.
The Corporation relies upon certain accommodations available to it as an “emerging growth company”
The Corporation is an “emerging growth company” as defined in section 3(a) of the U.S. Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and the Corporation will continue to qualify as an emerging growth company until the earliest to occur of: (a) the last day of the fiscal year during which the Corporation has total annual gross revenues of US$1,070,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of the fiscal year of the Corporation following the fifth anniversary of the date of the first sale of common equity securities of the Corporation pursuant to an effective registration statement under the U.S. Securities Act; (c) the date on which the Corporation has, during the previous three year period, issued more than US$1,000,000,000 in non-convertible debt; and (d) the date on which the Corporation is deemed to be a “large accelerated filer”, as defined in Rule 12b-2 under the U.S. Exchange Act. The Corporation will qualify as a large accelerated filer (and would cease to be an emerging growth company) at such time when on the last business day of its second fiscal quarter of such year the aggregate worldwide market value of its common equity held by non-affiliates will be US$700,000,000 or more. For so long as the Corporation remains an emerging growth company, it is permitted to and intends to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. The Corporation cannot predict whether investors will find the Common Shares less attractive because the Corporation relies upon certain of these exemptions. If some investors find the Common Shares less attractive as a result, there may be a less active trading market for the Common Shares and the Common Share price may be more volatile. On the other hand, if the Corporation no longer qualifies as an emerging growth company, the Corporation would be required to divert additional management time and attention from the Corporation’s development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact the Corporation’s business, financial condition and results of operations.
The Corporation may be classified as a “passive foreign investment company” for U.S. federal income tax purposes, which would subject U.S. investors that hold the Corporation’s Common Shares to potentially significant adverse U.S. federal income tax consequences.
If the Corporation is classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes in any taxable year, U.S. investors holding the Corporation’s Common Shares generally will be subject, in that taxable year and all subsequent taxable years (whether or not the Corporation continued to be a PFIC), to certain adverse US federal income tax consequences. The Corporation will be classified as a PFIC in respect of any taxable year in which, after taking into account its income and gross assets (including the income and assets of 25% or more owned subsidiaries), either (i) 75% or more of its gross income consists of certain types of  “passive income” or (ii) 50% or more of the average quarterly value of its assets is attributable to “passive assets” (assets that produce or are held for the production of passive income). Based upon the current and expected composition of the Corporation’s income and assets, the Corporation believes that it was a PFIC for the taxable year ended December 31, 2020 and expects that it may be a PFIC for the current taxable year. Because the Corporation’s PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of the Corporation’s assets and income, including the Corporation’s use of proceeds from Offerings pursuant to this Prospectus, and the value of the Corporation’s assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, the Corporation may be a PFIC in any taxable year. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that the Corporation will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge the Corporation’s classification of certain income and assets as non-passive, which may result in the Corporation being or becoming a PFIC in the current or subsequent years.
If the Corporation is a PFIC for any year during a U.S. Holder’s (as defined in “Certain U.S. Federal Income Tax Considerations” below) holding period, then such U.S. Holder generally will be required to treat any gain realized upon a disposition of Common Shares, or any “excess distribution” received on its Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distribution, unless the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) or a “mark-to-market” election with respect to its Common Shares. A U.S. Holder who makes a QEF Election generally must report on a current basis its share of the Corporation’s net capital gain and ordinary earnings for any year in which the Corporation is a PFIC, whether or not the Corporation distributes any amounts to its shareholders. However, U.S. Holders should be aware that there can be no assurance that the Corporation will satisfy the record keeping requirements that apply to a QEF, or that the Corporation will supply U.S. Holders with information that such U.S. Holders require to report under the QEF Election rules, in the event that the Corporation is a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Common Shares. A U.S. Holder who makes a mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer’s basis therein. Each U.S. Holder should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares.
DIVIDEND POLICY
We have not declared any dividends or distributions on the Common Shares since our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our operations and do not presently anticipate paying any dividends or distributions in the foreseeable future. Our board of directors may, however, declare from time to time such cash dividends or distributions out of the monies legally available for dividends or distributions as the board of directors considers advisable. Any future determination to pay dividends or make distributions will be at the discretion of the board of directors and will depend on our capital requirements, results of operations and such other factors as the board of directors considers relevant.
DESCRIPTION OF COMMON SHARES
Our authorized share capital consists of an unlimited number of Common Shares. As at the date of this Prospectus, 42,946,594 Common Shares are issued and outstanding.
Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by the board of directors of the Corporation. Shareholders are entitled upon liquidation, dissolution, or winding-up of the Corporation to receive the remaining assets of the Corporation available for distribution to shareholders.
DESCRIPTION OF DEBT SECURITIES
We may issue Debt Securities. The following sets forth certain general terms and provisions of Debt Securities. The particular terms and provisions of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.
The Debt Securities may be issued in series under one or more trust indentures to be entered into between the Corporation and a financial institution to which the Trust and Loan Companies Act (Canada) applies or a financial institution organized under the laws of any province of Canada and authorized to carry on business as a trustee. Each such trust indenture, as supplemented or amended from time to time, will set out the terms of the applicable series of Debt Securities. The statements in this Prospectus relating to any trust indenture and the Debt Securities to be issued under it are summaries of anticipated provisions of an applicable trust indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such trust indenture, as applicable.
Each trust indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. Any Prospectus Supplement for Debt Securities will contain the terms and other information with respect to the Debt Securities being offered, including (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities, (ii) the currency for which the Debt Securities may be purchased and the currency in which the principal and any interest are payable, (iii) the percentage of the principal amount at which such Debt Securities will be issued, (iv) the date or dates on which such Debt Securities will mature, (v) the rate or rates at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any), (vi) the dates on which any such interest will be payable and the record dates for such payments, (vii) any redemption term or terms under which such Debt Securities may be defeased, (viii) any exchange or conversion terms, and (ix) any other specific terms.
Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.
The Debt Securities will be direct obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the relevant Prospectus Supplement.

DESCRIPTION OF WARRANTS
We may issue Warrants to purchase Common Shares or Debt Securities. This section describes the general terms that will apply to any Warrants issued pursuant to this Prospectus.
Warrants may be offered separately or together with other Securities and may be attached to or separate from any other Securities. Unless the applicable Prospectus Supplement otherwise indicates, each series of Warrants will be issued under a separate warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the warrant indentures, if any, governing the Warrants being offered. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set out in the applicable Prospectus Supplement.
Notwithstanding the foregoing, we will not offer Warrants for sale separately to any member of the public in Canada unless the Offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the Commissions in each of the provinces and territories of Canada where the Warrants will be offered for sale.
The Prospectus Supplement relating to any Warrants that we offer will describe the Warrants and the specific terms relating to the Offering. The description will include, where applicable:
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the designation and aggregate number of Warrants;

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the price at which the Warrants will be offered;

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the currency or currencies in which the Warrants will be offered;

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the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

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the designation, number and terms of the Common Shares or Debt Securities, as applicable, that may be purchased upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

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the exercise price of the Warrants;

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the designation and terms of the Securities, if any, with which the Warrants will be offered, and the number of Warrants that will be offered with each Security;

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if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

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any minimum or maximum amount of Warrants that may be exercised at any one time;

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any terms, procedures and limitations relating to the transferability, exchange, or exercise of the Warrants;

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whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

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material United States and Canadian federal income tax consequences of owning the Warrants; and

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any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants. We may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF SUBSCRIPTION RECEIPTS
We may issue Subscription Receipts, separately or together, with Common Shares, Debt Securities or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement. This section describes the general terms that will apply to any Subscription Receipts that we may offer pursuant to this Prospectus.
The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered. We will file a copy of the subscription receipt agreement relating to an Offering with securities regulatory authorities in Canada after we have entered into it. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be outlined in the applicable Prospectus Supplement. This description will include, where applicable:
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the number of Subscription Receipts;

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the price at which the Subscription Receipts will be offered;

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conditions to the exchange of Subscription Receipts into Common Shares, Debt Securities, or Warrants, as the case may be, and the consequences of such conditions not being satisfied;

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the procedures for the exchange of the Subscription Receipts into Common Shares, Debt Securities, or Warrants;

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the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

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the aggregate principal amount, currency or currencies, denominations, and terms of the series of Debt Securities that may be exchanged upon exercise of the Subscription Receipts;

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the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

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the dates or periods during which the Subscription Receipts may be exchanged into Common Shares, Debt Securities, or Warrants;

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terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

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material United States and Canadian federal income tax consequences of owning the Subscription Receipts;

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any other rights, privileges, restrictions, and conditions attaching to the Subscription Receipts; and

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any other material terms and conditions of the Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the Securities subject to the Subscription Receipts.
Such subscription receipt agreement will also specify that we may amend any subscription receipt agreement and the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not materially and adversely affect the interests of the holder.
DESCRIPTION OF UNITS
We may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The particular terms and provisions of Units offered by any Prospectus Supplement, including the currency in which the Units are issued and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
In the opinion of Borden Ladner Gervais LLP, Canadian counsel to the Company, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) to a holder who acquires, as beneficial owner, Common Shares in any offering under this Prospectus, and who, for purposes of the Tax Act and at all relevant times beneficially holds the common shares as capital property and deals at arm’s length with, and is not affiliated with, us or the underwriters (a “Holder”).
Generally, our Common Shares will be considered to be capital property to a Holder provided the Holder does not hold our Common Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is based upon the current provisions of the Tax Act in force as of the date hereof, all specific proposals (the “Proposed Amendments”), to amend the Tax Act that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsels’ understanding of the current administrative policies and practices of the Canada Revenue Agency (the “CRA”), published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies or practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. Holders are urged to consult their tax advisors about the specific tax consequences to them of acquiring, holding and disposing of our Common Shares.
This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or holder of our Common Shares, and no representations with respect to the income tax consequences to any prospective purchaser or holder are made. Consequently, prospective purchasers or holders of our Common Shares should consult their tax advisors with respect to their particular circumstances.
Residents of Canada
The following discussion applies to Holders who, at all relevant times, are or are deemed to be residents of Canada for the purposes of the Tax Act, (“Resident Holders”). This summary is not applicable to a Resident Holder: (a) that is a “financial institution”, as defined in subsection 142.2(1) of the Tax Act, for the purposes of the mark-to-market rules; (b) that is a “specified financial institution”, as defined in subsection 248(1) of the Tax Act; (c) an interest in which is a “tax shelter”, as defined in subsection 237.1(1) of the Tax Act, or a “tax shelter investment”, as defined in subsection 143.2(1) of the Tax Act; (d) that reports its “Canadian tax results”, as defined in subsection 261(1) of the Tax Act, in a currency other than Canadian currency; (e) who has entered into or will enter into, in respect of the our Common Shares a “derivative forward agreement”, or a “synthetic disposition arrangement”, as defined in subsection 248(1) of the Tax Act; (f) that is a partnership; (g) that receives dividends on our Common Shares under or as part of a “dividend rental arrangement” as defined in subsection 248(1) of the Tax Act; (h) that is exempt from tax under Part I of the Tax Act; or (i) that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of our Common Shares, controlled by a non-resident corporation, individual or trust (or a group of such persons that do not deal at arm’s length) for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors to determine the tax consequences to them of the acquisition, holding and disposition of our Common Shares.
This summary does not address the deductibility of interest by a purchaser who has borrowed money or otherwise incurred debt to acquire our Common Shares. Certain Resident Holders whose Common Shares might not otherwise constitute capital property may be entitled to make, in certain circumstances, an irrevocable election, in accordance with subsection 39(4) of the Tax Act, to have their Common Shares and every other “Canadian security”, as defined in subsection 39(6) of the Tax Act, held by them deemed to be capital property for the purposes of the Tax Act. Resident Holders contemplating such an election should first consult with their tax advisors.
Taxation of Dividends
In the case of a Resident Holder who is an individual (including certain trusts), dividends received or deemed to be received on our common shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules that generally apply to taxable dividends received from taxable Canadian corporations. Provided we make the appropriate designations (which may include by way of a notice published on our website), any such dividend will be treated as an “eligible dividend” for the purposes of the Tax Act and a Resident Holder who is an individual will be entitled to an enhanced dividend tax credit in respect of such dividend. There may be limitations to our ability to designate dividends and deemed dividends as eligible dividends. Dividends received or deemed to be received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Resident Holders who are individuals should consult their tax advisors in this regard.
Dividends received or deemed to be received on our Common Shares by a Resident Holder that is a corporation will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received, but such dividends will generally be deductible in computing the corporation’s taxable income, subject to all of the rules and restrictions under the Tax Act in that regard. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Such Resident Holders should consult their own tax advisors.
A Resident Holder that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a potentially refundable tax on dividends received or deemed to be received on our Common Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.
Dispositions — Taxation of Capital Gains and Capital Losses
Upon a disposition or deemed disposition of our Common Shares (except to the Corporation, unless purchased by the Corporation in the open market in the manner in which shares are normally purchased by any member of the public in the open market), a capital gain (or capital loss) will generally be realized by a Resident Holder to the extent that the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base of our Common Shares to the Resident Holder immediately before the disposition or deemed disposition and any reasonable costs of disposition. The adjusted cost base of such Common Shares to a Resident Holder will be determined by averaging the cost of such Common Shares with the adjusted cost base of all other Common Shares of the Corporation held by the Resident Holder and by making certain other adjustments required under the Tax Act. The Resident Holder’s cost for purposes of the Tax Act of our Common Shares will include all amounts paid or payable by the Resident Holder for such Common Shares, subject to certain adjustments under the Tax Act.
Generally, one-half of the amount of any capital gain, (a “taxable capital gain”), realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income in the year. Subject to and in accordance with the provisions of the Tax Act, one-half of the amount of any capital loss, (an “allowable capital loss”), realized by a Resident Holder in a taxation year must be deducted by such Resident Holder against taxable capital gains realized by such Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or in any subsequent year (against net taxable capital gains realized in such years) to the extent and under the circumstances described in the Tax Act. If the Resident Holder is a corporation, the amount of any such capital loss realized on the sale of our Common Shares may, in certain circumstances, be reduced by the amount of any dividends, including deemed dividends, which have been received on such Common Shares or Common Shares of the Corporation.
A Resident Holder that is an individual (other than certain trusts) that realizes a capital gain on the disposition or deemed disposition of Common Shares may be liable for alternative minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout its taxation year may be liable to pay an additional refundable 10 2/3% tax on certain investment income, including taxable capital gains. Such Resident Holders should consult their tax advisors regarding their particular circumstances.
Eligibility for Investment
Based on the current provisions of the Tax Act, if issued on the date hereof and provided they are at all times listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX), our Common Shares should be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans and tax-free savings accounts, collectively, “Registered Plans”, and deferred profit sharing plans, each as defined in the Tax Act.
Notwithstanding that our Common Shares may be a qualified investment for a Registered Plan, if our Common Shares are a “prohibited investment” within the meaning of the Tax Act for the Registered Plan, the annuitant, holder or subscriber thereof, as the case may be, will be subject to a penalty tax under the Tax Act. Our Common Shares generally will not be a “prohibited investment” for a Registered Plan provided the annuitant, holder or subscriber thereof, as the case may be: (i) deals at arm’s length with the Corporation for the purposes of the Tax Act; and (ii) does not have a “significant interest” (as defined in the Tax Act for purposes of the prohibited investment rules) in the Corporation. In addition, our Common Shares will not be a prohibited investment if they are “excluded property” (as defined in the Tax Act for purposes of the prohibited investment rules) for the Registered Plan.
Prospective purchasers who intend to hold our Common Shares in a Registered Plan should consult their tax advisors regarding their particular circumstances.
Non-Residents of Canada
The following discussion applies to Holders who, for the purposes of the Tax Act, and at all relevant times, are not, and are not deemed to be, resident in Canada and who do not use or hold and will not be deemed to use or hold, our Common Shares in connection with, or in the course of carrying on, a business or part of a business in Canada (a “Non-Resident Holder”). In addition, this discussion does not apply to an insurer that carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (within the meaning of the Tax Act), and such Holders should consult their tax advisors to determine the tax consequences to them of the acquisition, holding and disposition of our Common Shares.
Currency Conversion
Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amounts subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in foreign exchange rates.
Disposition of Common Shares
A Non-Resident Holder will not generally be subject to tax under the Tax Act on a disposition of a Common Share, unless the Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.
Provided the Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX and NASDAQ) at the time of disposition, the Common Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of our shares; and (ii) more than 50% of the fair market value of our shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares could be deemed to be taxable Canadian property. Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such Common Shares by virtue of an applicable income tax treaty or convention. A Non-Resident Holder contemplating a disposition of Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.
Receipt of Dividends
Dividends received or deemed to be received by a Non-Resident Holder on our Common Shares will be subject to Canadian withholding tax under the Tax Act. The general rate of withholding tax is 25%, although such rate may be reduced under the provisions of an applicable income tax convention between Canada and the Non-Resident Holder’s country of residence. For example, under the Canada-United States Income Tax Convention (1980) as amended (the “Treaty”), the rate is generally reduced to 15% where the Non-Resident Holder is a resident of the United States for the purposes of, and is entitled to the benefits of, the Treaty. Non-Resident Holders should consult their tax advisors in this regard.
To the extent a Prospectus Supplement qualifies the distribution of Securities other than Common Shares, such Prospectus Supplement may also describe certain Canadian federal income tax considerations generally applicable to the purchase, holding and disposition of those Securities by an investor who is a resident of Canada
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES OR OTHER SECURITIES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion reflects the opinion of Troutman Pepper Hamilton Sanders LLP, U.S. counsel to the Company, and describes the material U.S. federal income tax consequences relating to the ownership and disposition of Common Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase Common Shares pursuant to this Prospectus and hold such Common Shares as capital assets (generally, property held for investment). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, banks, insurance companies, broker-dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or government organizations, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold Common Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons required to accelerate the recognition of any item of gross income with respect to the Common Shares as a result of such income being recognized on an applicable financial statement, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities (or arrangements treated as a partnership for U.S. federal income tax purposes), and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.
As used in this discussion, the term “U.S. Holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences relating to an investment in the Common Shares will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of Common Shares.
Persons considering an investment in Common Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of Common Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.
Passive Foreign Investment Company Consequences
In general, a corporation organized outside the United States will be treated as a PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, or (2) at least 50% of the average value of its gross assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
Based upon the current and expected composition of our income and assets, we believe that we were a PFIC for the taxable year ended December 31, 2020 and expect that we may be a PFIC for the current taxable year. Because our PFIC status must be determined annually with respect to each taxable year and will depend on the composition and character of our assets and income, including our use of proceeds from Offerings pursuant to this Prospectus, and the value of our assets (which may be determined, in part, by reference to the market value of Common Shares, which may be volatile) over the course of such taxable year, we may become a PFIC in any subsequent taxable year. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for any future taxable year. In addition, it is possible that the U.S. Internal Revenue Service may challenge our classification of certain income and assets as non-passive, which may result in us being or becoming a PFIC in the current or subsequent years.
If we are a PFIC in any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the Common Shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the Common Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for Common Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.
If we are a PFIC for any year during which a U.S. Holder holds Common Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the Common Shares, unless (i) we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the Common Shares or for the period immediately preceding our cessation in meeting the tests described above the Common Shares were subject to a mark-to-market election or (ii) the U.S. Holder makes a timely and effective “qualified electing fund” election (“QEF Election”) with respect to all taxable years during such U.S. Holder’s holding period in which the we are a PFIC. If the deemed sale election is made, the U.S. Holder will be deemed to sell the Common Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Common Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.
If we are a PFIC for any taxable year during which a U.S. Holder holds Common Shares and we own a non-U.S. corporate subsidiary that is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any non-U.S. subsidiaries which we may own in the future.
If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on Common Shares if such U.S. Holder makes a valid “mark-to-market” election for our Common Shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Our Common Shares will be marketable stock as long as they remain listed on the OTCOX or the TSX and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of Common Shares held at the end of such taxable year over the adjusted tax basis of such Common Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Common Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in Common Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of Common Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.
A mark-to-market election will not apply to Common Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the Common Shares.
A U.S. Holder who makes a QEF Election generally must report on a current basis its share of our net capital gain and ordinary earnings for any year in which were are a PFIC, whether or not we distribute any amounts to our shareholders. However, U.S. holders should be aware that there can be no assurance that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. holders with information that such U.S. holders require to report under the QEF election rules, in the event that the Corporation is a PFIC and a U.S. holder wishes to make a QEF election.
Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.
The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of Common Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Common Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Common Shares of a PFIC.

Distributions
Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to Common Shares generally will be required to include the gross amount of such distribution (before reduction for any Canadian withholding taxes withheld therefrom) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Common Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Common Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income, such that a foreign tax credit may be available with respect to the Canadian tax paid by U.S. Holders on the distributions they receive. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.
Dividends paid by a “qualified foreign corporation” are eligible for taxation in the case of non-corporate U.S. Holders at a reduced long-term capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.
A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on Common Shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for the benefits of, the U.S.-Canada Treaty, which the IRS has determined is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision, although there can be no assurance in this regard. Further, our Common Shares will generally be considered to be readily tradable on an established securities market in the United States if they remain listed on the OTCOX. Therefore, subject to the discussion above under “— Passive Foreign Investment Company Consequences”, if the U.S. Treaty is applicable, or if the Common Shares are readily tradable on an established securities market in the United States, dividends paid on Common Shares will generally be “qualified dividend income” in the hands of non-corporate U.S. Holders, provided that certain conditions are met, including conditions relating to holding period and the absence of certain risk reduction transactions.
Sale, Exchange or Other Disposition of Common Shares
Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of Common Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the Common Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the Common Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder from the sale or other disposition of Common Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Net Investment Income “Medicare” Tax
Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% Medicare tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of Common Shares. If you are a U.S. person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in Common Shares.
Information Reporting and Backup Withholding
U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in Common Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than US$100,000 for Common Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.
Dividends on and proceeds from the sale or other disposition of Common Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.
U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.
To the extent a Prospectus Supplement qualifies the distribution of Securities other than Common Shares, such Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of those Securities by an investor who is a U.S. person (within the meaning of Code).
EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN COMMON SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.
PROMOTER
Mr. David Elsley may be considered to be a promoter of the Corporation within the meaning of applicable securities legislation. As of the date hereof: Mr. Elsley owns 1,954,500 Common Shares, representing 4.55% of the outstanding Common Shares.
LEGAL MATTERS
Certain legal matters related to the Securities offered by this Prospectus will be passed upon on our behalf by Borden Ladner Gervais LLP. As at the date of this Prospectus, the partners and associates of Borden Ladner Gervais LLP beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario M5J 2Y1. The United States co-transfer agent for the Common Shares is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, New York 10004.

INTEREST OF EXPERTS
BDO Canada LLP, the external auditor of the Corporation, provided an auditors’ report on the audited financial statements of the Corporation for the years ended December 31, 2020 and 2019.
INDEPENDENT AUDITOR
Our auditors, BDO Canada LLP, Chartered Professional Accountants, of Montreal, Quebec, report that they are independent from us within the meaning of the Rules of Professional Conduct of l’Ordre de Comptables Agréés du Quebec, and in accordance with the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board (United States).
PURCHASERS’ STATUTORY AND CONTRACTUAL RIGHTS
The following is a description of a purchaser’s statutory rights and contractual rights.
Securities legislation in some provinces and territories of Canada provides purchasers of Securities with the right to withdraw from an agreement to purchase Securities and with remedies for rescission or, in some jurisdictions, revisions of the price, or damages if the Prospectus, Prospectus Supplement, and any amendment relating to Securities purchased by a purchaser are not sent or delivered to the purchaser. However, purchasers of Common Shares distributed under an at-the-market distribution by the Corporation do not have the right to withdraw from an agreement to purchase the Common Shares and do not have remedies of rescission or, in some jurisdictions, revisions of the price, or damages for non-delivery of the Prospectus, Prospectus Supplement, and any amendment relating to Common Shares purchased by such purchaser because the Prospectus, Prospectus Supplement, and any amendment relating to the Common Shares purchased by such purchaser will not be sent or delivered, as permitted under Part 9 of NI 44- 102.
Securities legislation in some provinces and territories of Canada further provides purchasers with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the Prospectus, Prospectus Supplement, and any amendment relating to Securities purchased by a purchaser contains a misrepresentation. Those remedies must be exercised by the purchaser within the time limit prescribed by securities legislation. Any remedies under securities legislation that a purchaser of Common Shares distributed under an at-the-market distribution by the Corporation may have against the Corporation or its agents for rescission or, in some jurisdictions, revisions of the price, or damages if the Prospectus, Prospectus Supplement, and any amendment relating to Securities purchased by a purchaser contain a misrepresentation will remain unaffected by the non-delivery of the Prospectus referred to above.
In an offering of Securities, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in a Prospectus is limited, in certain provincial securities legislation, to the amount paid for the Securities. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal advisor.
Initial Canadian purchasers of Securities which are convertible, exchangeable, or exercisable into other securities of the Corporation will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such initial Canadian purchasers to receive the amount paid for such Securities (and any additional amount paid upon conversion, exchange or exercise), upon surrender of the underlying Securities acquired upon such conversion, exchange or exercise, in the event that this Prospectus, the applicable Prospectus supplement or any amendment contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable, or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable, or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under section 130 of the Securities Act (Ontario) or otherwise at law.
A purchaser should refer to applicable securities legislation for the particulars of these rights and should consult a legal adviser.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual’s conduct was lawful.
Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.
The by-laws of the Registrant provide that, subject to the Business Corporations Act (Ontario), the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if: (i) he acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Registrant shall also indemnify the person referred to above in all such matters, actions, proceedings and circumstances as may be permitted by the Business Corporations Act (Ontario) or the law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS
Exhibit Number	Description
4.1**	Annual Information Form of the Registrant in respect of the year ended December 31, 2020, dated March 31, 2021.
4.2**	Audited financial statements of the Registrant as at and for the years ended December 31, 2020 and 2019 together with the notes thereto and the report of independent auditors thereon.
4.3**	Management’s discussion and analysis of the Registrant for the year ended December 31, 2020.
4.4**	Management information circular of the Registrant dated May 20, 2021 distributed in connection with the annual and special meeting of shareholders of the Registrant held on June 29, 2021.
4.5**	Interim financial statements of the Registrant as at and for the three months ended March 31, 2021 and 2020 together with the notes thereto and the report of independent auditors thereon.
4.6**	Management’s discussion and analysis of the Registrant for the three months ended March 31, 2021.
4.7**	Material change report dated May 14, 2021 in respect of the Corporation’s “bought deal” public offering of Units, upsize of the Offering and closing of the Offering on May 12, 2021.
5.1*	Consent of BDO Canada LLP.
5.2*	Consent of Borden Ladner Gervais LLP.
5.3*	Consent of Troutman Pepper Hamilton Sanders LLP.
6.1**	Powers of Attorney (included on the signature page of this Registration Statement).
7.1*	Form of Indenture.

*
Filed herewith.

**
Previously filed with the Commission with the initial filing of this Registration Statement on Form F-10 on July 8, 2021.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking
The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process
(a) The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
(b) Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Province of Ontario, Canada on the 3rd day of August, 2021.
CARDIOL THERAPEUTICS INC.
By:
/s/ David Elsley

Name: David Elsley
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ David Elsley David Elsley	Chief Executive Officer and Director (principal executive officer)	August 3, 2021
* Chris Waddick	Chief Financial Officer (principal financial and accounting officer)	August 3, 2021
* Guillermo Torre-Amione	Director, Chair	August 3, 2021
* Deborah Brown	Director	August 3, 2021
* Peter Pekos	Director	August 3, 2021
* Colin G. Stott	Director	August 3, 2021
* Iain Chalmers	Director	August 3, 2021

*By:
/s/ David Elsley

Name: David Elsley
As Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Cardiol Therapeutics Inc. in the United States, on August 3, 2021.
PUGLISI & ASSOCIATES
By:
/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director